SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WellPoint, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2010

To Our Shareholders:

The Board of Directors joins us in extending to you a cordial invitation to attend the 2010 Annual Meeting of Shareholders of WellPoint, Inc. (the “Company”). The meeting will be held at the Hilton Hotel at 120 West Market Street, Indianapolis, Indiana, at 8:00 a.m., Eastern Daylight Time, on Tuesday, May 18, 2010. At the meeting, we will be voting on the matters described in this Proxy Statement.

We are providing access to our proxy materials over the Internet. On or about April 2, 2010, we will mail a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to the majority of our shareholders of record, and on or about the same date we will mail to our other shareholders who have requested it a printed copy of this proxy statement and a proxy card. On the mailing date of the E-Proxy Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the E-Proxy Notice and this proxy statement.

If you are unable to attend, it is still important that your shares be represented and voted. Therefore, regardless of the number of shares you own, PLEASE VOTE THROUGH THE INTERNET, BY TELEPHONE OR BY MAIL. Any shareholder who attends the meeting may vote in person, even if he or she has voted through the Internet, by telephone or by mail.

If you plan to attend the Annual Meeting and are a registered shareholder, please bring the E-Proxy Notice, or if you received a printed copy of the proxy materials, the admission ticket portion of your proxy card, sent to you. If your shares are registered in the name of a bank or your broker, please obtain a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

We hope that you will be able to attend the meeting, and we look forward to seeing you.

Sincerely,

ANGELA F. BRALY
Chair of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF WELLPOINT, INC.

TO BE HELD MAY 18, 2010

TIME AND DATE	8:00 a.m., Eastern Daylight Time, on Tuesday, May 18, 2010

PLACE	Hilton Hotel

120 West Market Street

Indianapolis, Indiana 46204

ITEMS OF BUSINESS	(1)	To elect the three members of the Board of Directors identified in the proxy statement for three-year terms.

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

(3)	If properly presented at the meeting, to vote on a shareholder proposal concerning a feasibility study for converting to nonprofit status.

(4)	If properly presented at the meeting, to vote on a shareholder proposal concerning disclosure of lobbying expenses.

(5)	If properly presented at the meeting, to vote on a shareholder proposal concerning an advisory resolution on compensation of named executive officers.

(6)	If properly presented at the meeting, to vote on a shareholder proposal to change our jurisdiction of incorporation from Indiana to Delaware.

(7)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on March 17, 2010.

ANNUAL REPORT	Our 2009 Annual Report on Form 10-K, which is our Annual Report to Shareholders, is being made available with the accompanying Proxy Statement.

PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote your shares through the Internet or by telephone, as we describe in the accompanying materials. As an alternative, if you received a printed copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying Proxy Statement. Voting through the Internet, by telephone or by mail will not limit your right to vote in person or to attend the annual meeting.

By Order of the Board of Directors
John Cannon
Secretary

i

ii

iii

WELLPOINT, INC.

120 Monument Circle

Indianapolis, Indiana 46204

PROXY STATEMENT

Annual Meeting of Shareholders

May 18, 2010

Purpose

This proxy statement is being made available to shareholders on or about April 2, 2010 in connection with a solicitation by the Board of Directors of WellPoint, Inc. (“WellPoint,” the “Company,” “we,” “us” or “our”) of proxies to be voted at the annual meeting of shareholders and any adjournments or postponements, to be held at 8:00 a.m., Eastern Daylight Time, Tuesday, May 18, 2010, at the Hilton Hotel at 120 West Market Street, Indianapolis, Indiana, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders will be admitted to the annual meeting beginning at 7:30 a.m., Eastern Daylight Time.

Internet Availability of Proxy Materials

We are using the “e-proxy” rules adopted by the Securities and Exchange Commission (the “SEC”) to furnish proxy materials to shareholders through a “notice only” model using the Internet. This allows us to reduce costs by delivering to shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) and providing online access to the documents.

If you received an E-Proxy Notice by mail, you will not receive a printed copy of our proxy materials unless you specifically request one as set forth below. The E-Proxy Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2009 Annual Report on Form 10-K as well as how to submit your proxy through the Internet. On or about April 2, 2010, we mailed the E-Proxy Notice to the majority of our shareholders of record and a printed copy of these proxy materials to our other shareholders who had requested it.

This proxy statement, the form of proxy and voting instructions are being made available to shareholders on or about April 2, 2010, at www.envisionreports.com/wlp. If you received the E-Proxy Notice and would still like to receive a printed copy of the proxy materials, you may request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 1-866-641-4276 in the U.S., Canada or Puerto Rico or at 781-575-2300 from outside the U.S., Canada or Puerto Rico; (b) Internet at www.envisionreports.com/wlp; or (c) e-mail at investorvote@computershare.com.

Record Date, Quorum and Vote Required

Record Date—At the close of business on March 17, 2010, the record date for the annual meeting, there were 432,437,538 shares of our common stock outstanding and entitled to vote at the annual meeting.

Quorum—In order for business to be conducted at the annual meeting, a quorum must be present. A quorum will be present if 25% of the votes entitled to be cast on a matter are represented in person or by proxy.

Vote Required—You will have one vote for each share held. Each proposal at the annual meeting will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal.

Shares of our common stock represented by properly executed proxies will be voted at the annual meeting in accordance with the choices indicated on the proxy. Abstentions on a specific proposal will be considered as present at the annual meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted as votes cast on any of the proposals.

If your shares of our common stock are held in street name, and you do not provide your broker with voting instructions regarding Proposal 2, the ratification of the appointment of our independent registered public accounting firm, your broker will nevertheless have the discretion to vote your shares of common stock for or against the proposal. There are certain other matters, however, over which your broker does not have discretion to vote your common stock without your instructions, which are referred to as “broker non-votes.” Due to a recent change, Proposal 1, the election of directors, now falls into this category. If you do not provide your broker with voting instructions on the election of directors or Proposals 3, 4, 5 or 6, the shareholder proposals, your shares of common stock will not be voted on these proposals. Broker non-votes will not be considered as votes cast on these proposals.

Shareholders

Shares of our common stock may be held directly in your own name or may be held through a stockbroker, bank or other nominee in street name. Summarized below are some distinctions between shares held of record and those owned beneficially:

Shareholder of Record—If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares and we are providing proxy materials directly to you. As the shareholder of record, you have the right to vote in person at the annual meeting or to grant your voting proxy to the persons designated by us.

Beneficial Owner—If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name, and you have been provided proxy materials from your broker, bank or other nominee who is considered the shareholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to attend the annual meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction card for you to use. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you to the annual meeting a legal proxy, executed in your favor, from the shareholder of record.

Employee Shareholder—If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in our common stock fund in your account, you may give voting instructions to the plan trustee as to the number of shares of common stock equivalent to the interest in our common stock fund credited to your account as of the most recent valuation date coincident with or preceding the record date. The trustee will vote your shares in accordance with your instructions received by May 14, 2010 at 12:00 p.m., Eastern Daylight Time. You may also revoke previously given voting instructions by May 14, 2010 at 12:00 p.m., Eastern Daylight Time, by filing with the trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee. If you do not send instructions for a proposal, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Voting

Whether you hold shares as a shareholder of record or as a beneficial owner you may vote before the annual meeting by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. Most shareholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction card and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the E-Proxy Notice.

Through the Internet—You may vote through the Internet by going to www.envisionreports.com/wlp and following the instructions. You will need to have the E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting through the Internet. If you want to vote through the Internet, you must do so before 11:59 p.m., Eastern Daylight Time, on May 17, 2010. If you vote through the Internet, you do not need to return a proxy card.

By Telephone—You may vote by touchtone telephone by calling (800) 652-8683. You will need to have your E-Proxy Notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction card, available when voting by telephone. In order to obtain a proxy card, please follow the instructions on the E-Proxy Notice. If you want to vote by telephone, you must do so before 11:59 p.m., Eastern Daylight Time, on May 17, 2010. If you vote by telephone, you do not need to return a proxy card.

By Mail—If you are a beneficial owner, you may vote by mail by signing and dating your proxy card or voting instruction card provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a shareholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card or voting instruction card and mailing it in a postage-prepaid envelope. If you are a shareholder of record and received the E-Proxy Notice, in order to obtain a proxy card, please follow the instructions on the E-Proxy Notice. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and date your proxy card, but do not provide instructions, your shares will be voted FOR the election of each of our nominee directors, FOR the ratification of the appointment of the independent registered public accounting firm for 2010, AGAINST the shareholder proposal concerning a feasibility study for conversion to nonprofit status, AGAINST the shareholder proposal concerning disclosure of lobbying expenses, AGAINST the shareholder proposal concerning an advisory resolution on compensation of named executive officers and AGAINST the shareholder proposal concerning changing our jurisdiction of incorporation from Indiana to Delaware.

Changing Your Vote—You may revoke your proxy at any time prior to the annual meeting. If you provide more than one proxy, the proxy having the latest date will revoke any earlier proxy. If you attend the annual meeting you will be given the opportunity to revoke your proxy and vote in person.

Householding

Shareholders who share the same last name and address may receive only one copy of the E-Proxy Notice unless we receive contrary instructions from any shareholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204 or telephone (800) 985-0999.

Additional Information

Our Board of Directors (the “Board”) has not received notice of any, and knows of no, matters other than those described in the attached Notice of Annual Meeting of Shareholders, which are to be brought before the annual meeting. If other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment on such matters.

Shareholders may receive, without charge, a copy of our 2009 Annual Report on Form 10-K, including consolidated financial statements, as filed with the SEC (which is our Annual Report to Shareholders). Please address requests for a copy of our 2009 Annual Report on Form 10-K to our Secretary, WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B381, Indianapolis, Indiana 46204. Our 2009 Annual Report on Form 10-K is also available on our website under “Investor Info—Financial Information—SEC Filings” at www.wellpoint.com.

Shareholder Proposals and Nominations for Next Year’s Annual Meeting

In order to be considered at the 2011 annual meeting of shareholders, any shareholder wishing to make a proposal or nominate a candidate for election as a director must comply with the advance notice and eligibility requirements contained in our by-laws.

Shareholder Proposal—Our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary with the information required by our by-laws. Such proposals also will need to comply with the SEC regulations regarding the inclusion of shareholder proposals in our sponsored proxy materials if the shareholder would like the proposal to be so included.

Nomination of Candidate for Election as Director—Our by-laws provide that a shareholder may nominate a person for election to our Board, provided the shareholder is entitled to vote for the election of directors at the meeting and has given timely written notice of the nomination to our Secretary along with the information required by our by-laws.

Timely Notice—In order to be timely, a shareholder’s notice must be delivered to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. Pursuant to SEC regulations, the date by which shareholder proposals and nominations of candidates for election as directors must be received by us for inclusion in proxy materials relating to the 2011 annual meeting of shareholders is December 3, 2010.

Copy of By-Law Provisions—The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.5 and Section 1.6 of our by-laws. Our by-laws are available on our website at www.wellpoint.com under the Corporate Governance tab.

Annual Meeting Admission

Either an admission ticket or proof of ownership of our common stock, as well as a form of personal identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record and received an E-Proxy Notice, your E-Proxy Notice is your admission ticket. If you are a shareholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the annual meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the annual meeting, or you may request an admission ticket in advance by mailing a request, along with proof of your ownership of our common stock, to WellPoint Shareholder Services, 120 Monument Circle, Mail No. IN0102-B323, Indianapolis, Indiana 46204.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting. Please note that due to security reasons, all bags may be subject to search, and all persons who attend the annual meeting may be required to pass through a metal detector or be subject to a hand wand search. We will be unable to admit anyone who does not comply with these security procedures.

Cost of Solicitation

We will bear the cost of the solicitation of proxies and have engaged D. F. King & Co., Inc. to assist in the solicitation of proxies. D. F. King & Co., Inc. will receive a fee of approximately $7,000 plus reasonable out-of-pocket expenses for this work. We also will reimburse banks, brokers or other custodians, nominees and fiduciaries for their expenses in forwarding the proxy materials to beneficial owners and seeking instruction with respect thereto. In addition, our directors, officers or other associates, without additional compensation, may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication.

GOVERNANCE OF THE COMPANY

Our business is managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for our overall performance.

Board Leadership Structure

During 2009, our Board was led by a non-executive Chairman of the Board selected from among the directors. Until 2007, the positions of our Chairman of the Board and Chief Executive Officer were held by the same person. When Larry C. Glasscock retired as Chief Executive Officer in 2007, the Board separated this combined role into two roles—a non-executive Chairman who would be responsible for board leadership and a chief executive officer who would be responsible for leading our management, operations and employees and promoted Angela F. Braly to her positions as our President and Chief Executive Officer. Mr. Glasscock continued to serve as the non-executive Chairman of the Board. On March 1, 2010, our Board once again combined the role of Chairman and Chief Executive Officer when Mr. Glasscock retired from his position as Chairman of the Board and as a member of our Board and Ms. Braly was appointed Chair of the Board.

Since Ms. Braly is both the Chair and the CEO, we also have an independent Lead Director. The Lead Director presides at meetings of the Board (including executive sessions) and shareholders in the Chair’s absence, serves as a liaison between the Chair and the independent Directors, oversees information sent to the Board, approves meeting agendas and schedules for the Board, has the authority to call meetings of the independent Directors and is available for consultation and direct communication, if requested, with major shareholders. William H.T. Bush is the current Lead Director.

Given the profound transition in our industry and the changes we will likely face in the next few years, the Board believes that it is most efficient and effective to have a single individual fulfilling the two roles of Chair and CEO at this time. The Board of Directors also recognizes the important leadership roles that our Lead Director has in leading the executive sessions of our non-employee and independent Directors, and that the chairpersons of each of the committees of the Board have in leading their respective committee meetings and reviewing and approving agendas in advance of such meetings. The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Role in Risk Oversight

Our Board of Directors oversees the risk management processes that have been designed and are implemented by our executives to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board oversees our exposure to major enterprise risks and, with the assistance of the Audit Committee, oversees the processes by which we assess, monitor and manage our exposure to major risks. Where appropriate, the Board also reviews and approves certain risk tolerance levels and action plans regarding major risks. In addition to the responsibilities delegated to the Audit Committee, the Board may delegate from time to time to one or more of the Board committees the responsibility for assisting in the oversight of categories of risk. A description of the enterprise risks facing us is included in Item I, Part IA “Risk Factors” in our 2009 Annual Report on Form 10-K.

In addition to its oversight of certain risks as delegated by the Board of Directors, the Audit Committee is specifically tasked with the following as it relates to enterprise risk management activities:

•	Review the appointment, promotion or dismissal of the Chief Risk Officer, who serves as the head of the internal enterprise risk management function;

•	Review and discuss our enterprise risk management framework, processes and governance structure;

•	Review and discuss our major financial risk exposures and the steps management has taken to assess, monitor and manage such exposures; and

•	Discuss the responsibilities, budget and staffing of our enterprise risk management function.

The Audit Committee has standing items on its meeting agendas relating to these responsibilities.

We have formed an Enterprise Risk Council and a Strategic Risk Forum to oversee our enterprise risk management activities. The Enterprise Risk Council is comprised of members of our executive leadership team, the Chief Risk Officer and the head of internal audit. Roles and responsibilities of the Enterprise Risk Council include:

•	Drive an effective enterprise risk management culture;

•	Continually evaluate and bring forward emerging risk insight;

•	Review and approve risk tolerance levels (subject to Board review where appropriate);

•	Act on risk tolerance breaches;

•	Review and approve the evaluation and prioritization of enterprise risks;

•	Review and approve enterprise action plans against risks; and

•	Review, approve and support resource requirements (subject to Board review where appropriate).

The Strategic Risk Forum is comprised of executives from across the Company who are directly accountable for their areas of responsibility and supports the Enterprise Risk Council. The Strategic Risk Forum is chaired by our Chief Risk Officer. Roles and responsibilities of the Strategic Risk Forum include:

•	Evaluate and recommend levels of risk tolerance;

•	Identify, assess and categorize existing and emerging risks; and

•

Evaluate risks by estimating and conducting risk assessments, including analyzing and understanding root causes of risks, developing management’s action plan, and proposing accountabilities to the Enterprise Risk Council.

The Chief Risk Officer provides quarterly updates of enterprise risk management activities conducted through the Enterprise Risk Council and Strategic Risk Forum to the Board of Directors and the Audit Committee, including separate executive sessions with the Audit Committee.

Policies on Corporate Governance

We believe that the only results worth achieving are those achieved with integrity and a commitment to excellence. Accordingly, we have long recognized the importance of and have always placed a high priority upon having good corporate governance measures in place. We take great care to ensure that our measures align with the requirements of the Sarbanes-Oxley Act of 2002, the rules promulgated by the SEC and the listing standards of the New York Stock Exchange, or NYSE.

We believe it is important to disclose to you a summary of our major corporate governance practices. Over the past several years, we have enhanced our corporate governance practices in a number of important ways, and we continually seek out best practices to promote a high level of performance from the Board and management.

Among the practices we adhere to are the following:

•	We have adopted Corporate Governance Guidelines;

•	We have adopted majority voting for the election of directors in uncontested elections;

•	Fourteen of our sixteen directors qualify as “independent” under all applicable standards;

•	Only independent directors serve on the Audit, Compensation and Governance Committees;

•	Non-employee directors have the opportunity to meet in executive session without management present at every Board meeting;

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A Lead Director presides at the executive sessions of independent directors and performs various other duties; the Lead Director position rotates annually among the Chairpersons of each of the Governance Committee, Audit Committee, Compensation Committee and Planning Committee; William H.T. Bush is the current Lead Director;

•	The lead partner of our independent registered public accounting firm is rotated at least every five years;

•	The Board, and each committee of the Board, has the authority to engage consultants and advisors at our expense;

•	The Board, each standing committee and each director annually conduct evaluations of their performance;

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The Board encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation; all directors have attended at least eight hours of accredited educational programs within the past two years; and

•	The Board and our executive officers and associates are governed by our Standards of Ethical Business Conduct.

Current versions of our Corporate Governance Guidelines, our Standards of Ethical Business Conduct, and the charter of each standing committee of the Board are available on our website at www.wellpoint.com under the Corporate Governance tab. The Board, based on the recommendation of the Governance Committee, reviews at least annually the Corporate Governance Guidelines and the committee charters to determine if any updates are necessary.

We will continue to assess and refine our corporate governance practices and share them with you.

BOARD AND COMMITTEE MEMBERSHIP

As reflected in our Corporate Governance Guidelines, our business, property and affairs are managed under the direction of our Board. Members of our Board stay informed of our business through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices, by participating in meetings of the Board and its committees and through their own industry knowledge and inquiries.

Our Board has adopted standards to assist it in making determinations of independence and whether or not a director has a material relationship with us. These standards are available on our website at www.wellpoint.com under the Corporate Governance tab.

Our Board has determined that each of the following directors meets these standards, has no material relationship with us and is “independent” as defined by the NYSE listing standards and the SEC’s rules: Susan B. Bayh, Sheila P. Burke, William H.T. Bush, Julie A. Hill, Warren Y. Jobe, Victor S. Liss, William G. Mays, Ramiro G. Peru, Jane G. Pisano, Senator Donald W. Riegle, Jr., William J. Ryan, George A. Schaefer, Jr., Jackie M. Ward and John E. Zuccotti.

Meetings and Committees of the Board

During 2009, the Board held ten meetings. The non-employee directors met in executive session without management at all in-person meetings. Our Board committees also conduct executive sessions that are presided over by the Chairperson of the respective committee. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served.

There are five standing committees of the Board. From time to time, the Board, in its discretion, may form other committees. The following table provides membership information for each of the Board committees as of March 1, 2010.

Directors	Executive Committee	Audit Committee	Compensation Committee	Governance Committee	Planning Committee
Lenox D. Baker, Jr., M.D.					X
Susan B. Bayh					X
Angela F. Braly	X*
Sheila P. Burke				X
William H.T. Bush	X		X		X*
Julie A. Hill				X	X
Warren Y. Jobe		X
Victor S. Liss		X
William G. Mays		X
Ramiro G. Peru		X
Jane G. Pisano			X		X
Donald W. Riegle, Jr.			X	X
William J. Ryan	X		X*
George A. Schaefer, Jr.	X	X*
Jackie M. Ward	X		X	X*
John E. Zuccotti				X

*	Signifies Chairperson of the Committee

Set forth below are the primary responsibilities of each of the committees.

The Audit Committee

The Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assists the Board in its oversight of our accounting, financial reporting and internal audit controls and procedures. In its oversight of our financial statements and the independent audit thereof, the Audit Committee is responsible for the selection, evaluation and, where deemed appropriate, replacement of the independent registered public accounting firm, and for the evaluation of the independence of the independent registered public accounting firm. The Audit Committee is also responsible for the oversight of our Compliance Program and Standards of Ethical Business Conduct, as well as assisting the Board in overseeing the processes by which we assess, monitor and manage our exposure to major risks. See “Audit Committee Matters—Audit Committee Report” and “Governance of the Company—Board Role in Risk Oversight.”

A copy of the Audit Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Audit Committee met twelve times during 2009. The Audit Committee also met separately with each of management, the head of internal audit and the independent registered public accounting firm during 2009.

The current members of the Audit Committee are: George A. Schaefer, Jr. (Chairperson), Warren Y. Jobe, Victor S. Liss, William G. Mays and Ramiro G. Peru. Mr. Jobe served as the Audit Committee Chairperson until May 19, 2009. The Board has determined that each of the members of the Audit Committee is “independent” as defined by the rules of the SEC and the NYSE listing standards and that each of the members is an “audit committee financial expert” as defined by the SEC’s rules.

The Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to compensation and benefits provided to our executive officers (which are to be determined by the Compensation Committee in its sole discretion) and other employees (except to the extent delegated by the Board to another committee of the Board), including conducting an assessment of the risks related to our compensation policies and practices. See “Compensation of Executive Officers—Assessment of Compensation-Related Risks.” One of the duties and responsibilities of the Compensation Committee is to set the compensation level of our CEO and other executive officers based on an evaluation of the executive’s performance in light of our goals and objectives. The Compensation Committee may take into consideration when setting the compensation levels of the executive officers (other than the CEO) any recommendations of the CEO with respect to the other executive officers. In addition, the Compensation Committee has directly engaged Watson Wyatt Worldwide (“Watson Wyatt”), an outside compensation consultant, to assist in the evaluation of CEO and executive officer compensation, as authorized under its charter. The consultant reports directly to the Compensation Committee. The consultant regularly participates in Committee meetings and advises the Committee with respect to compensation trends and best practices, plan design and the reasonableness of individual compensation awards.

Watson Wyatt is permitted to provide non-executive compensation consulting services to our management, up to $100,000 annually, without pre-approval by the Chairperson of the Compensation Committee. Once the $100,000 annual amount is reached, Watson Wyatt may not accept any further non-executive compensation consulting work from us until first contacting our Vice President of Total Rewards and our legal department, and receiving approval from the Chairperson of the Compensation Committee. Watson Wyatt is to inform our Vice President of Total Rewards of all non-executive compensation consulting services requested by management and track such fees on a best efforts basis. Annually, the Compensation Committee receives a report of the total fees we paid to Watson Wyatt for executive compensation consulting services and all other services. While the Committee is confident that the procedures detailed above ensure that there was no conflict of interest, in order to avoid the appearance of a conflict in the future, the Committee intends to replace Watson Wyatt this year as its compensation consultant with an advisor that does not provide any other services to us. For further information regarding the fees paid to Watson Wyatt in 2009, see “Compensation of Executive Officers—Compensation Discussion and Analysis—Elements of Total Rewards—Process of Setting Executive Compensation.”

A copy of the Compensation Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Compensation Committee met six times during 2009.

The current members of the Compensation Committee are: William J. Ryan (Chairperson), William H.T. Bush, Jane G. Pisano, Senator Donald W. Riegle, Jr., and Jackie M. Ward. All members of the Compensation Committee are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act and “independent” within the meaning of the NYSE listing standards.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members was involved in a relationship requiring disclosure as an interlocking director, or under Item 404 of Regulation S-K, or as our former officer or associate.

The Governance Committee

The Governance Committee assists the Board in discharging its responsibilities relating to Board composition, director compensation and corporate governance by identifying and recommending individuals for nomination as members of the Board, recommending to the Board the overall director compensation policy and developing and recommending to the Board a set of corporate governance guidelines. The Governance Committee has directly engaged Mercer Human Resource Consulting, Inc. (“Mercer”), an outside compensation consultant and a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist in the evaluation of director compensation, as authorized under its charter. Mercer reports directly to the Governance Committee. During 2009, Mercer advised the Committee with respect to director compensation trends and best practices, plan design and the reasonableness of director compensation. The Mercer consultants that advise the Governance Committee are not involved in managing Mercer’s overall business relationship with us, do not provide any other services to us, do not share any information about the engagement with other Mercer consultants providing services to us, and are not compensated or rewarded in any way for other consulting services provided to us.

In 2009, we paid $68,100 in fees and expenses to Mercer for director compensation consulting services provided to the Governance Committee. We also paid Mercer $289,060 during 2009 for consulting services related to broker and consultant communications and health management strategy. Additionally, we utilized the services of several of Mercer’s affiliates in other matters, paying them a total of $2,637,281 in 2009, the majority of which consisted of broker fees paid to Oliver Wyman, another wholly-owned subsidiary of MMC. These other fees and expenses unrelated to the director compensation consulting services provided by Mercer and its affiliates were approved by our management in the normal course of business and in accordance with our customary practices but were not approved by the Board or any committee of the Board.

While the Governance Committee is confident that there was no conflict of interest, in order to avoid the appearance of a conflict in the future, the Committee has replaced Mercer this year as its director compensation consultant with an advisor that does not provide any other services to us.

A copy of the Governance Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Governance Committee met six times during 2009.

The current members of the Governance Committee are: Jackie M. Ward (Chairperson), Sheila P. Burke, Julie A. Hill, Senator Donald W. Riegle, Jr. and John E. Zuccotti. Susan B. Bayh and William H.T. Bush were members until May 19, 2009, when they were replaced by Ms. Burke. The Board has determined that each of the members of the Governance Committee is “independent” as defined by the NYSE listing standards.

Shareholder Nominees

The policy of the Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance Committee must include the nominee’s name and qualifications for Board membership and must be addressed to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

For a description of the requirements regarding shareholder nominations and other proposals at annual meetings, see “Shareholder Proposals and Nominations for Next Year’s Annual Meeting.”

Director Qualifications

The Governance Committee will look for candidates who possess qualifications that meet our strategic needs; possess high personal values, judgment and integrity; have an understanding of our business and the regulatory and policy environment in which we operate; and have diverse experiences in key business, financial and other challenges that face a publicly held health benefits company. In particular, the Governance Committee will look for candidates with special and diverse experience in areas such as management of public companies, entrepreneurial companies and large companies; investment banking and banking industry experience; health care industry experience; strategic communication and media experience; retail/mass marketing experience;

accounting and audit experience; clinical health experience; technology and e-commerce experience; education experience; government experience; nonprofit organization experience; sustainability experience; and directorship experience (including with us and other boards). The candidates should be committed to enhancing shareholder value, should have sufficient time to carry out their duties and should be able to provide insight and practical wisdom based on experience to represent the interests of all shareholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. The foregoing qualifications will be applied by the Governance Committee to all candidates for nominees, including candidates submitted by shareholders.

Our Corporate Governance Guidelines provide that our Governance Committee is to take into account the overall diversity of the Board when identifying possible nominees for director. The Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Governance Committee considers, along with the other selection criteria described above.

The Governance Committee, in recommending the nominees for election as directors and in concluding that the continuing directors should serve as directors, considered the items set forth above. The Governance Committee believes that each of the directors and nominees for directors possesses the judgment and integrity necessary to make independent decisions and a willingness to devote adequate time to Board duties. In addition, the Governance Committee believes that each of the directors and nominees for director brings his or her own particular experiences and set of skills, giving the Board, as a whole, competence and experience in a wide variety of areas. Additional biographical and other information concerning the qualifications, skills and experience of the directors and nominees for director can be found under “Nominees for Director” and “Directors Continuing in Office.”

Identifying and Evaluating Nominees for Directors

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers, subject to the restrictions in our by-laws, whether the vacancy should be filled and if so, various potential candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Governance Committee. The Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder.

The Planning Committee

The Planning Committee assists the Board in discharging its responsibilities related to various strategic issues, such as our long-term plans, mergers and acquisitions, emerging trends, corporate social responsibility and emerging technology.

A copy of the Planning Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Planning Committee met six times during 2009.

The current members of the Planning Committee are: William H.T. Bush (Chairperson), Lenox D. Baker, Jr., M.D., Susan B. Bayh, Julie A. Hill and Jane G. Pisano. Larry C. Glasscock was a member of the Planning Committee during 2009 and until his retirement from the Board on March 1, 2010.

The Executive Committee

Between meetings of the Board, the Executive Committee has and may exercise the powers and authority of the full Board. The Executive Committee assists the Board in discharging its responsibilities related to an emergency and long-term succession plan for our CEO and executive officers.

A copy of the Executive Committee Charter is available on our website at www.wellpoint.com under the Corporate Governance tab. The Executive Committee met two times during 2009.

The current members of the Executive Committee are: Angela F. Braly (Chairperson), William H.T. Bush, William J. Ryan, George A. Schaefer, Jr., and Jackie M. Ward. Larry C. Glasscock was a member, and served as the Chairperson, of the Executive Committee during 2009 and until his retirement from the Board on March 1, 2010.

Communications with the Board

Individuals may communicate with the Board by submitting an e-mail to our Board at boardofdirectors@wellpoint.com. Communications that are intended specifically for non-management directors or any individual director should be sent to the e-mail address above to the attention of the Lead Director. Individuals may also communicate with the Board by submitting a letter to our Secretary at WellPoint, Inc., 120 Monument Circle, Mail No. IN0102-B315, Indianapolis, Indiana 46204.

In addition, individuals may communicate with the Chairperson of the following committees by submitting an e-mail to:

Chairperson of the Audit Committee: auditchair@wellpoint.com

Chairperson of the Compensation Committee: compensationchair@wellpoint.com

Chairperson of the Governance Committee: governancechair@wellpoint.com

The process for collecting and organizing communications, as well as similar or related activities, has been approved by a majority of our independent directors. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	spam;

•	junk mail and mass mailings;

•	medical claims inquiries;

•	new product suggestions;

•	resumes and other forms of job inquiries;

•	surveys; and

•	business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any such unsuitable communication is made available to any non-management director upon request.

Board Attendance at Annual Meeting of Shareholders

Our policy is that Board members are expected to attend each annual meeting of shareholders. With one exception due to medical reasons, all members of the Board attended the 2009 annual meeting of shareholders.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

Policy

The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors and executive officers or their immediate family members, or shareholders owning five percent or greater of our outstanding common stock). The policy covers any related person transaction that involves amounts exceeding $120,000 in any calendar year and in which a related person has a direct or indirect material interest.

Related person transactions must be approved or ratified by the Governance Committee of the Board. In considering the transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The policy includes several categories of standing pre-approved transactions, including, but not limited to, transactions involving competitive bids, certain banking-related services and certain transactions involving amounts not in excess of the greater of $1 million or 2% of the other company’s total annual gross revenues. The Governance Committee periodically reviews and assesses on-going transactions to ensure compliance with the Governance Committee’s guidelines and that the transactions remain appropriate.

Current Transactions

Dr. Lenox D. Baker, Jr., a member of our Board, is a cardiac and thoracic surgeon and is the President of Mid-Atlantic Cardiothoracic Surgeons, Ltd., which is a provider in our network. Dr. Baker is one of eight doctors associated with Mid-Atlantic Cardiothoracic Surgeons, Ltd. For the years ended December 31, 2008 and 2009, we made payments in the amount of approximately $954,600 and $990,800, respectively, to this practice for reimbursement of claims. The Governance Committee approved and continues to monitor this arrangement consistent with the above policy.

In the ordinary course of business, we may, from time to time, engage in transactions with other corporations or financial institutions whose officers or directors are also our directors. Transactions with such corporations and financial institutions are conducted on an arm’s length basis, and in 2009, such transactions did not impair the independence of our independent directors. In 2009, all of these transactions were deemed to be pre-approved by the Governance Committee consistent with the above policy.

STANDARDS OF ETHICAL BUSINESS CONDUCT

We have adopted Standards of Ethical Business Conduct (the “Code”) for our directors, management and other associates. The purpose of the Code is to focus on areas of ethical risk, provide guidance in recognizing and dealing with ethical issues, provide mechanisms to report unethical conduct and help foster a culture of honesty and integrity. The Code is posted on our website at www.wellpoint.com under the Corporate Governance tab.

Everyone is expected to act in accordance with the requirements of the Code. Waivers of the Code for any director, our Chief Executive Officer, our Chief Financial Officer and our other executive officers may only be made by the Board or by a Board committee composed of independent directors. Any such waiver and any amendment to the Code will be posted on our website at www.wellpoint.com under the Corporate Governance tab and otherwise disclosed as required by law. During 2009, there were no waivers of the Code for any of our directors, our Chief Executive Officer, our Chief Financial Officer or any of our other executive officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

2009 Compensation to Non-Employee Directors(1)

Name	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)	All Other Compensation ($)(4)		Total ($)
Lenox D. Baker, Jr., M.D.	$75,041		$249,959	$10,000		$335,000
Susan B. Bayh	$76,041		$249,959	—		$326,000
Sheila P. Burke	$75,291	(5)	$249,959	—		$325,250
William H.T. Bush	$98,041		$249,959	$12,343		$360,343
Larry C. Glasscock(6)	$339,041		$249,959	$73,333	(7)	$662,333
Julie A. Hill	$80,541		$249,959	$11,900		$342,400
Warren Y. Jobe	$92,310		$249,959	$10,000		$352,269
Victor S. Liss	$86,041		$249,959	—		$336,000
William G. Mays	$85,041	(8)	$249,959	$10,000		$345,000
Ramiro G. Peru	$85,041		$249,959	$10,000		$345,000
Jane G. Pisano	$84,291		$249,959	—		$334,250
Donald W. Riegle, Jr.	$84,291	(9)	$249,959	—		$334,250
William J. Ryan	$85,291		$249,959	—		$335,250
George A. Schaefer, Jr.	$96,772		$249,959	$10,000		$356,731
Jackie M. Ward	$96,291	(10)	$249,959	$12,319		$358,569
John E. Zuccotti	$71,041		$249,959	—		$321,000

(1)	Employee directors do not receive any compensation for their service as a director. Ms. Braly’s compensation for 2009 is shown in the Summary Compensation Table.

(2)

In addition to annual Board and committee chairperson retainer fees and meeting fees, amounts include $40.84 paid in cash to each non-employee director, which represents cash payments in lieu of issuing fractional shares in connection with the annual grant of shares of our common stock received on the date of our annual meeting of shareholders.

(3)

The amounts in this column reflect the grant date fair value of stock awards issued to each non-employee director during the year ended December 31, 2009, in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“ASC 718”). During 2009, each non-employee director received 5,372 phantom shares of our common stock for the annual retainer grant of shares of our common stock on the date of our annual meeting of shareholders (May 20, 2009), receipt of which was deferred pursuant to the WellPoint Board of Directors’ Deferred Compensation Plan (the “Board Deferred Compensation Plan”). The phantom shares will be converted into common stock upon the lapse of the deferral period. See also “—Board Equity Compensation and Stock Ownership Guidelines.” The grant date fair value for the 2009 stock awards is calculated by multiplying the closing price of our common stock on the NYSE on the date of grant, which was $46.53, by the number of shares in the stock award. As of December 31, 2009, each non-employee director had the following aggregate number of deferred shares accumulated in their deferral accounts and stock options, respectively, for all years of service as a director and, in the case of Larry C. Glasscock, as an employee: Lenox D. Baker, Jr., M.D.: 20,096 and 16,667; Susan B. Bayh: 20,096 and 0; Sheila P. Burke: 20,184 and 29,760; William H.T. Bush: 20,096 and 65,632; Larry C. Glasscock: 10,028 and 1,038,544; Julie A. Hill: 20,184 and 0; Warren Y. Jobe: 20,096 and 16,232; Victor S. Liss: 20,648 and 20,000; William G. Mays: 20,648 and 50,000; Ramiro G. Peru: 20,096 and 14,107; Jane G. Pisano: 20,096 and 14,296; Senator Donald W. Riegle, Jr.: 20,648 and 10,000; William J. Ryan: 20,096 and 20,000; George A. Schaefer, Jr.: 20,096 and 50,000; Jackie M. Ward: 20,648 and 40,000; and John E. Zuccotti: 18,120 and 2,695. The deferred shares for each director are included in the Security Ownership of Certain Beneficial Owners and Management table.

(4)	Includes the matching charitable contributions made by the WellPoint Foundation and, for Mr. Bush, Ms. Hill and Ms. Ward, the cost of annual physical exams paid by us. See “—Matching Gift Program.”

(5)	All of Ms. Burke’s 2009 compensation was deferred by her pursuant to the Board Deferred Compensation Plan, other than the $40.84 paid in cash in lieu of a fractional share.

(6)	Mr. Glasscock retired from our Board of Directors effective March 1, 2010.

(7)

Includes an office support stipend in the amount of $63,333 paid to Mr. Glasscock under the terms of the Employment Agreement, dated December 28, 2005, between Mr. Glasscock and us. This office support stipend was payable to Mr. Glasscock through May 2009.

(8)	All of Mr. Mays’ 2009 compensation was deferred by him pursuant to the Board Deferred Compensation Plan, other than the $40.84 paid in cash in lieu of a fractional share.

(9)	Of this amount, $8,425 ($5,000 in retainer fees and $3,425 in Board and committee meeting fees) was deferred by Senator Riegle pursuant to the Board Deferred Compensation Plan.

(10)	All of Ms. Ward’s 2009 compensation was deferred by her pursuant to the Board Deferred Compensation Plan, other than the $40.84 paid in cash in lieu of a fractional share.

The compensation of our non-employee directors is paid in the form of an annual retainer, meeting and chairperson fees and stock-based awards. During 2009, each non-employee director received:

•	an annual cash retainer fee of $50,000, paid in advance in four equal quarterly installments;

•	an annual stock retainer fee of $250,000 as described under “—Board Equity Compensation and Stock Ownership Guidelines”;

•	an additional annual cash retainer of $15,000 for the chairperson of the Audit Committee, paid in advance;

•	an additional annual cash retainer of $10,000 for the chairperson of the other committees, paid in advance;

•	a meeting fee of $2,000 cash for attendance at each Board meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Board meeting held telephonically unless otherwise specified;

•	a meeting fee of $2,000 cash for attendance at each Audit Committee meeting held in person;

•	a meeting fee of $1,000 cash for participation in each Audit Committee meeting held telephonically unless otherwise specified;

•	a meeting fee of $1,500 cash for attendance at each other committee meeting held in person;

•	a meeting fee of $750 cash for participation in each other committee meeting held telephonically unless otherwise specified; and

•	eligibility for an annual physical examination paid for by us.

In addition, all non-employee directors were reimbursed for expenses incurred in connection with attendance at and/or participation in any Board and committee meetings.

For his services as the non-executive Chairman of the Board during 2009, Mr. Glasscock received the compensation paid to other non-employee directors as set forth above and was paid an additional retainer of $250,000 per year. As an employee, Ms. Braly will not receive an additional retainer for her services as Chair of the Board.

WellPoint Board of Directors’ Deferred Compensation Plan

Cash fees paid to directors may be deferred under the Board Deferred Compensation Plan, which provides a method of deferring payment until a date selected by the director. Deferred cash fees accrue interest at a declared interest rate, which is determined on January 1 of each year and is the average of the 10-year U.S. Treasury Note monthly average rates for the 12-month period ending on September 30 of the previous year, plus 150 basis points, but not to exceed 120% of the applicable federal long-term rate, with compounding. Fees paid to non-employee directors in our common stock may also be deferred under the Board Deferred Compensation Plan. Fees paid in stock and deferred under the Board Deferred Compensation Plan are distributed in stock upon the lapse of the deferral period.

Board Equity Compensation and Stock Ownership Guidelines

Each non-employee director receives, subject to the deferral described below, an annual grant, on the date of our annual meeting of shareholders, of the number of shares of our common stock equal to five times the annual Board cash retainer fee, based on the closing price of our common stock as reported on the NYSE on the date of grant. In 2009, each then non-employee director received 5,372 shares based on the market price of $46.53 per share pursuant to this grant. Each annual grant of common stock is deferred for a minimum of five years from the date of grant, in accordance with the terms of the Board Deferred Compensation Plan. The shares of common stock will not be distributed until the earlier of the expiration of such deferral period or the date on which a director ceases to be a member of the Board.

In addition, each non-employee director has an obligation to own at least $400,000 of our common stock by the later of the fifth anniversary of the date such director became a member of the Board or May 3, 2007. Each director is in compliance with the stock ownership requirements.

Matching Gift Program

Directors are eligible to participate in the WellPoint Foundation matching gift program. Under this program, the foundation matches 100% of charitable donations to qualified entities up to a maximum of $10,000 per year for each director.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned as of January 31, 2010 by:

•	each of our current directors,

•	each of our CEO, CFO and the three other most highly compensated executive officers during 2009 (collectively, the “Named Executive Officers”),

•	all current directors and executive officers as a group, and

•	each person known by us to own beneficially more than five percent of our common stock.

Except as otherwise indicated below, each individual directly owns such shares of common stock and has sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of January 31, 2010 (“currently exercisable options”) and shares of common stock underlying restricted stock units that will vest within 60 days of January 31, 2010 (“vested restricted stock units”).

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
Angela F. Braly	Chair of the Board, President and Chief Executive Officer	1,111,188	(2)	117,656	1,228,844	*
Lenox D. Baker, Jr., M.D	Director	89,296	(3)	20,096	109,392	*
Susan B. Bayh	Director	0		20,096	20,096	*
Sheila P. Burke	Director	45,960	(4)	20,184	66,144	*
William H.T. Bush	Director	83,934	(5)	20,096	104,030	*
Julie A. Hill	Director	0		20,184	20,184	*
Warren Y. Jobe	Director	20,550	(6)	20,096	40,646	*
Victor S. Liss	Director	20,878	(7)	20,648	41,526	*
William G. Mays	Director	51,078	(8)	20,648	71,726	*
Ramiro G. Peru	Director	20,374	(9)	20,096	40,470	*
Jane G. Pisano	Director	14,296	(10)	20,096	34,392	*
Donald W. Riegle, Jr.	Director	10,000	(11)	20,648	30,648	*
William J. Ryan	Director	23,430	(12)	20,096	43,526	*
George A. Schaefer, Jr.	Director	51,430	(13)	20,096	71,526	*
Jackie M. Ward	Director	55,278	(14)	20,648	75,926	*
John E. Zuccotti	Director	7,866	(15)	18,120	25,986	*
Wayne S. DeVeydt	Executive Vice President and Chief Financial Officer	233,360	(16)	129,435	362,795	*
Dijuana K. Lewis	President and CEO, Comprehensive Health Solutions Business Unit and Executive Vice President	230,256	(17)	29,236	259,492	*
Ken R. Goulet	President and CEO, Commercial Business Unit and Executive Vice President	234,595	(18)	34,680	269,275	*
Brian A. Sassi	President and CEO, Consumer Business Unit and Executive Vice President	129,192	(19)	28,387	157,579	*

Name	Position	Number of Shares Owned		Number of Shares Supplementally Owned(1)	Total Number of Shares Beneficially Owned	Percent of Class (if more than 1%)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(20)		39,023,269		N/A	39,023,269	8.5%
Dodge & Cox 555 California Street 40th Floor San Francisco, CA 94104(21)		23,406,788		N/A	23,406,788	5.1%
All directors and executive officers as a group (28 persons)		3,563,734	(22)	794,221	4,357,955	*

*	Less than 1%

(1)

For Named Executive Officers, this number represents shares of restricted stock that had not yet vested as of January 31, 2010. The Named Executive Officers have voting but not investment power over the shares of restricted stock shown as supplementally owned by them. For directors and other executive officers, this number represents unvested restricted stock and/or stock compensation deferred by the individual pursuant to our deferred compensation plans. The directors and executive officers do not have voting or investment power over the shares of our common stock that have been deferred.

(2)	Includes currently exercisable options to purchase 1,022,169 shares of our common stock and 5,710 shares held in Ms. Braly’s 401(k) Plan account.

(3)	Includes currently exercisable options to purchase 16,667 shares of our common stock.

(4)	Includes currently exercisable options to purchase 29,760 shares of our common stock.

(5)	Includes currently exercisable options to purchase 65,632 shares of our common stock.

(6)	Includes currently exercisable options to purchase 16,232 shares of our common stock.

(7)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(8)	Includes currently exercisable options to purchase 50,000 shares of our common stock.

(9)	Includes currently exercisable options to purchase 14,107 shares of our common stock.

(10)	Includes currently exercisable options to purchase 14,296 shares of our common stock.

(11)	Includes currently exercisable options to purchase 10,000 shares of our common stock.

(12)	Includes currently exercisable options to purchase 20,000 shares of our common stock.

(13)	Includes currently exercisable options to purchase 50,000 shares of our common stock.

(14)	Includes currently exercisable options to purchase 40,000 shares of our common stock and 108 shares owned by Ms. Ward’s spouse.

(15)	Includes currently exercisable options to purchase 2,695 shares of our common stock.

(16)	Includes currently exercisable options to purchase 232,739 shares of our common stock.

(17)	Includes currently exercisable options to purchase 228,990 shares of our common stock.

(18)	Includes currently exercisable options to purchase 221,173 shares of our common stock and 11,284 shares held in Mr. Goulet’s 401(k) Plan account.

(19)	Includes currently exercisable options to purchase 119,526 shares of our common stock and 6,248 shares held in Mr. Sassi’s 401(k) account.

(20)

The amount shown and the following information were provided by BlackRock, Inc. (“BlackRock”) pursuant to a Schedule 13G filed with the SEC on January 29, 2010, indicating beneficial ownership as of December 31, 2009. BlackRock is a parent holding company or control person and has sole voting and dispositive power with respect to 39,023,269 shares. BlackRock reported that the following of its subsidiaries acquired the shares: BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Dublin) Ltd., BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd., BlackRock International Ltd., BlackRock Investment Management UK Ltd., and State Street Research & Management Co.

(21)

The amount shown and the following information were provided by Dodge & Cox pursuant to a Schedule 13G/A filed with the SEC on February 12, 2010, indicating beneficial ownership as of December 31, 2009. Dodge & Cox is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has indicated that it has sole dispositive power with respect to, and is deemed to be the beneficial owner of, our common stock as a result of acting as an investment adviser to various investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. Dodge & Cox has sole voting power with respect to 22,170,188 shares, shared voting power with respect to 49,050 shares and sole dispositive power with respect to 23,406,788 shares.

(22)	Includes currently exercisable options to purchase 3,185,484 shares of our common stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of 16 directors divided into three classes, with two classes containing six directors each and one class containing four directors. This classified Board structure is one of the specific requirements imposed by the Blue Cross Blue Shield Association (BCBSA) in license agreements with all Blue Cross Blue Shield licensees, including us. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. However, directors are no longer eligible for election after reaching 72 years of age.

Three directors are to be elected at the annual meeting, each to hold office for a term to expire at the 2013 annual meeting of shareholders and until his or her successor is elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Sheila P. Burke, George A. Schaefer, Jr. and Jackie M. Ward. Each of the nominees for director is presently a director, has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as they may in their discretion determine, in which event the shares will be voted for such other person. Each of the nominees for director was previously elected by our shareholders to serve on our Board. Two current directors whose terms are expiring at this year’s annual meeting, Victor S. Liss and John E. Zuccotti, are retiring from the Board of Directors due to our director age limit. Also, after consultation with Jane G. Pisano, Ph.D., whose term expires at this year’s annual meeting, the Governance Committee decided not to nominate her for re-election. In addition, Larry C. Glasscock retired as Chairman and as a member of the Board of Directors on March 1, 2010. We do not intend to fill the vacancies resulting from the departure of these four directors.

Vote Required

Election of directors will be determined by the vote of a majority of the votes cast on such election, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” such nominee.

Recommendation

The Board of Directors recommends a vote FOR election as directors of Sheila P. Burke,

George A. Schaefer, Jr. and Jackie M. Ward.

The below biographies of each of the nominees, continuing directors and current directors whose terms expire at the annual meeting contain information regarding the person’s service as a director, business experience, director positions at publicly held corporations or investment companies registered under the Investment Company Act of 1940 held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to recommend each of the director nominees and to conclude that the continuing directors should serve as members of our Board. Unless otherwise indicated below, the principal occupation of each director or nominee has been the same for the last five years. There is no family relationship between any of our directors or executive officers. The ages listed below for each director or nominee are as of April 1, 2010.

NOMINEES FOR DIRECTOR

Three-year term to expire at the Annual Meeting of Shareholders in 2013

Sheila P. Burke, age 59, has been a director of the Company since November 2004. Ms. Burke served on the former board of directors of WellPoint Health Networks Inc. (“WHN”) from April 1997 until WHN’s merger with us in November 2004. Ms. Burke is a faculty member at the John F. Kennedy School of Government at Harvard University and a member of the Harvard Interfaculty Program for Health Systems Improvement. Ms. Burke is also an adjunct faculty member of Georgetown University Public Policy Institute and a member of the Board of Visitors of the School of Nursing and Health Studies at Georgetown University. In addition, beginning in October 2009, she joined Baker, Donelson, Bearman, Caldwell & Berkowitz as a senior policy advisor. Ms. Burke was the Smithsonian Institution Deputy Secretary and Chief Operating Officer from 2004 to October 2007, and she joined the Smithsonian Institution in July 2000. Ms. Burke currently serves as a member of the board of the Kaiser Family Foundation and is a member of the Kaiser Commission on the Future of Medicaid and Uninsured. She also is a director of The Chubb Corporation (property and casualty insurance). She also serves on the board of The Bipartisan Policy Center and The Institute of Medicine of the National Academies. Ms. Burke has extensive health care, higher education, nonprofit and government experience. She also has managerial, clinical health, sustainability and directorship experience.

George A. Schaefer, Jr., age 64, has been a director of the Company since 2001 and a director of Anthem Insurance Companies, Inc. (“Anthem Insurance”) from 1995 to May 2003. He served as Chairman of the Board and Chief Executive Officer of Fifth Third Bancorp (banking) from 1990 to April 2007 and as Chairman of the Board until June 2008. He is also a director of Ashland, Inc. (petroleum and chemical business). He serves as a trustee of the University of Cincinnati Foundation and a member of the Medical School Advisory Board at the University of Cincinnati. Mr. Schaefer has extensive banking, accounting and managerial experience. He also has strategic communication and media, health care, retail/mass marketing, technology, higher education, nonprofit and directorship experience. Mr. Schaefer qualifies as an “audit committee financial expert” under the SEC’s rules.

Jackie M. Ward, age 71, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Ms. Ward served on the former Trigon Healthcare, Inc. board of directors from 1993 until its merger with us in July 2002. She was a founder and served as President, Chief Executive Officer and Chairman of Computer Generation Incorporated (software developer) (“CGI”) from 1970 to 2000. From 2000 to 2006, Ms. Ward served as the outside managing director of Intec Telecom Systems PLC (telecom software), which purchased CGI. Ms. Ward currently serves as a director of Flowers Foods, Inc. (manufacturing and distribution), Sanmina-SCI Corporation (electronics manufacturing services) and SYSCO Corporation (food distribution). Ms. Ward also served as a director of Bank of America Corporation (banking) until June 2009 and Equifax, Inc. (consumer financial information) until September 2008. Ms. Ward has extensive technology, retail/mass marketing, banking and managerial experience. She also has health care, accounting, higher education, nonprofit, sustainability, government and directorship experience.

DIRECTORS CONTINUING IN OFFICE

Term expiring at the Annual Meeting of Shareholders in 2011

Angela F. Braly, age 48, has been our President and Chief Executive Officer and a director since June 2007 and has served as Chair of the Board since March 1, 2010. Prior to that, Ms. Braly served as our Executive Vice President, General Counsel and Chief Public Affairs Officer since April 2005. Additionally, Ms. Braly served as President and CEO of Blue Cross Blue Shield of Missouri (our subsidiary) from 2002 until March 2005. She joined RightCHOICE Managed Care, Inc. in January 1999, then the parent company of Blue Cross Blue Shield of Missouri, as General Counsel, also overseeing government relations. Prior to that Ms. Braly was a partner in the law firm of Lewis, Rice & Fingersh, L.C. Ms. Braly has been a director of The Procter & Gamble Company (consumer products) since December 2009. She is also a director of the Blue Cross Blue Shield Association, America’s Health Insurance Plans, National Institute for Health Care Management and the Council for Affordable Quality Care. Ms. Braly has extensive managerial, health care and legal experience. She also has strategic communication and media and directorship experience.

William H.T. Bush, age 71, has been a director of the Company since November 2004. Mr. Bush served on the former WHN board of directors from January 2002 until WHN’s merger with us in November 2004. Mr. Bush had been elected a director of WHN upon completion of its merger with RightCHOICE Managed Care, Inc., where Mr. Bush had served as a director from April 1994 to January 2002. He served on the Blue Cross Blue Shield of Missouri board of directors from 1989 to 1994. Mr. Bush is the Chairman of the Board of Bush-O’Donnell & Company, Inc. of St. Louis (an investment management and financial advisory firm), which he founded in 1986. He was the Chief Executive Officer of Boatman’s National Bank (banking) from 1978 to 1986. Mr. Bush is a director of Maritz, Inc. (performance improvement, travel and management research) and the Lord Abbett Family of Mutual Funds (mutual funds). Mr. Bush has extensive banking, accounting, strategic communication and media and managerial experience. He also has health care, higher education, nonprofit and directorship experience.

Warren Y. Jobe, age 69, has been a director of the Company since November 2004. Mr. Jobe served on the former WHN board of directors from March 2001 until WHN’s merger with us in November 2004. Mr. Jobe was elected a director of WHN upon completion of its merger with Cerulean Companies, Inc. (“Cerulean”) in 2001. Mr. Jobe served as a director of Cerulean and Blue Cross and Blue Shield of Georgia, Inc. from April 1999 to March 2001. Mr. Jobe was Senior Vice President of Southern Company responsible for Corporate Development from 1998 until 2001. During the period from 1975 to 1998, Mr. Jobe held various finance and accounting positions at Georgia Power Company, including Executive Vice President and Chief Financial Officer from 1986 to 1998. He was also a member of the Board of Directors of Georgia Power Company from 1982 to 1998. Mr. Jobe is a director of UniSource Energy Corporation (an electric and gas utility holding company) and is a trustee of RidgeWorth Funds (mutual funds). He also is a member of the board of trustees of Oglethorpe University and a trustee for the Tull Charitable Foundation. He was also a director of HomeBanc Corporation (residential mortgage company) until February 2009. He is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Jobe has extensive accounting and managerial experience. He also has health care, higher education, nonprofit and directorship experience. Mr. Jobe qualifies as an “audit committee financial expert” under the SEC’s rules.

William G. Mays, age 64, has been a director of the Company since 2001 and a director of Anthem Insurance from 1993 to May 2003. He has been President and Chief Executive Officer of Mays Chemical Company, Inc. (chemical distribution) since 1980. Mr. Mays is a director of Vectren Corporation (gas and electric utility). He is also a director of United Way of Central Indiana, the Indiana University Foundation, the Indianapolis Chamber of Commerce, Central Indiana Corporate Partnership and the National Minority Supplier Development Council. He was also a director of First Indiana Corporation (banking) until January 2008. Mr. Mays has extensive accounting, retail/mass marketing and managerial experience. He also has banking, health care, strategic communication and media, nonprofit and directorship experience. Mr. Mays qualifies as an “audit committee financial expert” under the SEC’s rules.

Senator Donald W. Riegle, Jr., age 72, has been a director of the Company since 2001 and a director of Anthem Insurance from 1999 to May 2003. In April 2001, he joined APCO Worldwide (communications consulting) as Chairman of APCO Government Affairs. From 1995 to 2001, he was Deputy Chairman of Shandwick International (global communications). He served in the U.S. Senate from 1976 through 1994 and in the U.S. House of Representatives from 1967 through 1975. Senator Riegle is a director of Rx Optical (eye care and visual products) and Asia Universal Bank (banking). He was a director of Stillwater Mining Company (mining company) until August 2009. Senator Riegle has extensive government, strategic communication and media, banking and managerial experience. He also has health care, accounting, technology, higher education and directorship experience.

William J. Ryan, age 66, has been a director of the Company since 2001 and a director of Anthem Insurance from 2000 to May 2003. Mr. Ryan served as Chairman of the Board of the former Blue Cross Blue Shield of Maine until its acquisition by us in 2000. He has served as Chairman of the Board of TD Banknorth Inc. since 1990 and served as President of TD Banknorth Inc. from 1990 to March 2007. Mr. Ryan is a director of UnumProvident Corporation (life, long-term care and supplemental insurance company). He served as a director of EFunds Corp. until June 2007. He also serves as a trustee of the Libra Foundation and serves on the board of advisors at the University of New England. Mr. Ryan has extensive managerial and banking experience. He also has health care, nonprofit and directorship experience.

Term expiring at the Annual Meeting of Shareholders in 2012

Lenox D. Baker, Jr., M.D., age 68, has been a director of the Company since 2002 and a director of Anthem Insurance from 2002 to May 2003. Dr. Baker had served on the former Trigon Healthcare, Inc. board of directors from 1985 until its merger with us in July 2002. He is a cardiac and thoracic surgeon, and has been President of Mid-Atlantic Cardiothoracic Surgeons, Ltd. since 1979. He is a director of Surgivision, Inc. (medical technology company). Also, he is a faculty member at Eastern Virginia Medical School. Dr. Baker is a trustee of Johns Hopkins University and a member of the board of trustees of Johns Hopkins Medicine (which includes Johns Hopkins Hospital and Health System). Dr. Baker has extensive health care, clinical health and managerial experience. He also has technology, higher education, nonprofit, sustainability and directorship experience.

Susan B. Bayh, age 50, has been a director of the Company since 2001 and a director of Anthem Insurance from 1998 to May 2003. Ms. Bayh was a Professor in the Graduate School of Business at Butler University from 1994 until 1999. She was a member of the International Joint Commission between the United States and Canada from 1994 to 2000. Prior thereto, she was a federal regulatory senior attorney for Eli Lilly and Company (pharmaceutical company) from 1989 to 1994. Ms. Bayh is a director of Dendreon Corporation (biotechnology), Curis, Inc. (biomedical), Emmis Communications Corporation (media), and Dyax Corporation (biopharmaceutical company). She also served as a director of MDRNA, Inc. (pharmaceuticals) until January 2009 and Novavax, Inc. (biotechnology) until September 2007. Ms. Bayh has extensive health care and directorship experience. She also has higher education, legal and government experience.

Julie A. Hill, age 63, has been a director of the Company since November 2004. Ms. Hill served on the former WHN board of directors from March 1994 until WHN’s merger with us in November 2004. Since

December 2002, she has been the owner of The Hill Company (real estate company). From December 1998 to December 2002, Ms. Hill was the President and owner of Hiram-Hill Development Company (residential real estate development firm). Prior thereto, she was the Chairman, President and Chief Executive Officer of Costain Homes, Inc. (home builders) from 1988 to 1997. Ms. Hill is also a director of Lend Lease, Ltd. (international retail and residential property group) and the Lord Abbett Family of Mutual Funds (mutual funds). She serves as the chair of the Paul Merage School of Business Board and serves on the University of California at Irvine Foundation Board and the Orange County Community Foundation Board. She also served as a director of Resources Connection (accounting) until November 2006 and Holcim (US) Inc. (concrete manufacturer and supplier) until December 2006. Ms. Hill has extensive managerial, entrepreneurial and retail/mass marketing experience. She also has strategic communication and media, health care, accounting, higher education, nonprofit, sustainability and directorship experience.

Ramiro G. Peru, age 54, has been a director of the Company since November 2004. Mr. Peru served on the former WHN board of directors from May 2003 until WHN’s merger with us in November 2004. During the second half of 2007, Mr. Peru was the Chief Financial Officer of Swift Corporation (transportation) and prior thereto was Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation (mining and manufacturing) from 1999 to 2007 (“Phelps Dodge”). Mr. Peru joined Phelps Dodge in 1979 and held various finance and accounting positions with Phelps Dodge and its affiliates. Mr. Peru is also a director for UniSource Energy Corporation (an electric and gas holding company). Mr. Peru has extensive accounting and managerial experience. He also has technology, health care, nonprofit and directorship experience. Mr. Peru qualifies as an “audit committee financial expert” under the SEC’s rules.

CURRENT DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING

Victor S. Liss, age 73, has been a director of the Company since 2001 and a director of Anthem Insurance from 1997 to May 2003. He was President, Chief Executive Officer, and Vice Chairman of Trans-Lux Corporation (electronics) from 1992 until his retirement in 2002. Mr. Liss continues to serve as Vice Chairman of the board of directors of Trans-Lux Corporation, a non-executive position. Mr. Liss is also a director of BNC Financial Group, Inc., The Bank of Fairfield and Honey Hill Care Center (nursing care facility) and a trustee of Norwalk Hospital in Norwalk, Connecticut. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Connecticut and New York state CPA societies.

Jane G. Pisano, Ph.D., age 65, has been a director of the Company since November 2004. Dr. Pisano served on the former WHN board of directors from June 2002 until WHN’s merger with us in November 2004. Since November 2001, Dr. Pisano has been President and a Director of The Natural History Museum of Los Angeles County. From 1991 to 2001, she held various positions with the University of Southern California, including Senior Vice President. She also serves as President and a trustee of the John Randolph Haynes and Dora Haynes Foundation and as a board member and chair of the California Community Foundation.

John E. Zuccotti, age 72, has been a director of the Company since December 2005. Mr. Zuccotti served on the former WellChoice, Inc. (“WellChoice”) board of directors from August 2002 until WellChoice’s acquisition by us in December 2005. Mr. Zuccotti also served as a director of Empire HealthChoice, Inc., an affiliate of WellChoice, from October 1999 until November 2002. Mr. Zuccotti has been Chairman of Brookfield Properties Corp., a real estate development company, since 1997. Since 1998, Mr. Zuccotti has also been of Counsel in the real estate department of Weil, Gotshal & Manges LLP. Mr. Zuccotti serves on the boards of several funds of the Dreyfus Investment Corporation. He also is a director of the Doris Duke Foundation and the New York Private Bank & Trust.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2009. The Audit Committee has selected Ernst & Young LLP to continue in that capacity for 2010 and is submitting this matter to shareholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the Audit Committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace our independent registered public accounting firm at any time.

Recommendation

The Board of Directors recommends a vote FOR

the ratification of the appointment of

Ernst & Young LLP.

AUDIT COMMITTEE MATTERS

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for all professional services provided by Ernst & Young LLP for the audit of our consolidated financial statements for the years ended December 31, 2009 and 2008, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year
Fee Category	2009	2008
Audit fees(1)	$10,571,544	$9,140,269
Audit-related fees(2)	$1,545,129	$3,930,266
Tax fees(3)	$280,490	$442,890
All other fees(4)	$214,262	$16,000

(1)

Audit fees consisted principally of audit work performed on our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting as of each respective year-end, review of quarterly financial statements, insurance statutory audits, other required audits, review of registration statements and periodic reports filed with the SEC and other accounting and reporting consultation.

(2)

Audit-related fees consisted principally of employee benefit plan audits, reviews pursuant to Statement on Auditing Standards No. 70, “Service Organizations,” certain agreed upon procedures primarily over claim processing and other audit-related services.

(3)	Tax fees consisted principally of tax compliance, tax advice and tax planning.

(4)	All other fees represent expenses relating to the divestiture of our NextRx subsidiaries and subscription fees for accounting research tools.

The Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm

The Audit Committee has reviewed the nature of non-audit services provided by Ernst & Young LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee of the Board has adopted a policy concerning the pre-approval of audit and non-audit services. Pursuant to this policy, unless a type of service to be provided by the independent registered public accounting firm was approved in connection with the audit engagement letter, such service must be pre-approved by the Audit Committee. In addition, the Audit Committee has delegated its authority to pre-approve to the Chairperson of the Audit Committee for engagements of up to $500,000. The Chairperson reports any pre-approval decisions to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. Procedures have been established which require that all requests for pre-approval be submitted to the Audit Committee or Chairperson by both the independent registered public accounting firm and the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or other designated executive.

All services performed by Ernst & Young LLP and identified under Audit-Related Fees, Tax Fees and All Other Fees were approved by the Audit Committee and/or pursuant to the Audit Committee pre-approval policy. The Audit Committee did not approve any services pursuant to the de minimis exception set forth in 17 CFR 210.2-01(c)(7)(i)(C) during 2009.

Audit Committee Report

The Audit Committee of the Board is composed of the five members set forth below. The Board has determined that each current member of the Audit Committee is an “independent director” and an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee operates under a written charter adopted by the Board which details the responsibilities of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal controls, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. This review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed, and discussed with management and the independent registered public accounting firm, management’s report and the independent registered public accounting firm’s report and audit of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee further discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC.

Audit Committee

George A. Schaefer, Jr., Chairperson

Warren Y. Jobe

Victor S. Liss

William G. Mays

Ramiro G. Peru

NON-INCORPORATION

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the preceding Audit Committee Report and the Compensation Committee Report contained below in this proxy statement shall not be incorporated by reference in any such filings.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL CONCERNING

A FEASIBILITY STUDY FOR CONVERTING TO NONPROFIT STATUS

We have been informed that Robert Stone and Karen Green Stone (husband and wife), 3001 E. Bethel Lane, Bloomington, Indiana 47408 and Julia Vaughn, 3958 N. Washington Boulevard, Indianapolis, Indiana 46205, collectively the beneficial owners of 53 shares of our common stock, intend to introduce at the annual meeting the following resolution. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of Mr. Stone, Mrs. Stone and Ms. Vaughn. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“Whereas, the United States allows too many people to suffer and die due to lack of adequate health insurance and this is threatening the economic stability of the country; and

Whereas, no country has achieved universal healthcare through for-profit health insurance; and

Whereas, in written statements WellPoint supports “the best healthcare value for our customers” and promises “to advocate for responsible healthcare reform”; and

Whereas, WellPoint has actively opposed President Obama’s healthcare reform efforts; and

Whereas, WellPoint was a non-profit insurance company before it demutualized, raised capital through stock offerings, merged with, acquired, and demutualized other non-profit Blue Cross/Blue Shield Companies; therefore be it

Resolved, that the shareholders of WellPoint urge the board of directors to launch a feasibility study for returning to non-profit status. This study, conducted at reasonable cost, with results made available to the stockholders, omitting any proprietary information, should be completed within nine months of the 2010 shareholder meeting.”

The proponent has furnished the following statement:

“Investors are concerned about the effects of runaway health costs on the economy, and the crisis of over 46 million uninsured. Recent studies show 45,000 people a year die because they lack health insurance (American Journal of Public Health 9/17/09). Tens of millions more are underinsured, able to afford coverage only through policies with huge deductibles and out of pocket expenses. The impact of high deductible policies is seen in recent bankruptcy data showing 62% of personal bankruptcies caused by illness and medical bills, but 78% of those declaring bankruptcy for medical reasons had insurance when they became ill (American Journal of Medicine 8/09). WellPoint has been a leader in marketing high deductible policies, specifically under the Tonik label.

From 1999 to 2008 American health insurance premiums increased 119% while workers earnings and overall inflation rose 30% (Bureau of Labor Statistics). Businesses cannot continue to afford covering their employees. The Hewitt Associates study “The Road Ahead: 2009” found 1 in 5 employers are planning to drop health benefits in the next 3 to 5 years. This system is unsustainable.

Studies show 31% of US healthcare spending is attributed to overhead. Most other developed nations spend less than 10% on overhead (New England Journal of Medicine 8/21/03). WellPoint reported its third quarter 2009 medical loss ratio at 81.1%. Medical loss ratio is the percentage of premiums that actually pays for care, and thus corresponds to 18.9% of premiums for overhead and profit. In comparison, Medicare runs 3.1% overhead. Although this is good for WellPoint’s profitability and share price, it supports the argument that for-profit health insurance is a major reason for the discrepancy in overhead expenses between the US and other countries. Nations with universal systems spend about half what we spend on a per capita basis and have better health outcomes (Organization for Economic Cooperation and Development).

WellPoint’s reputation has suffered as a consequence of the negative publicity surrounding its efforts to oppose healthcare reform. This resolution could change that.”

The Board recommends a vote AGAINST this proposal for the following reasons:

This proposal requests that our Board of Directors conduct a feasibility study for “returning” the Company to nonprofit status. As an initial matter, the proposal states that we were formerly a nonprofit entity. That is not correct. Since our formation in 2001, we have been organized as a “for profit” stock corporation under the Indiana Business Corporation Law. Anthem Insurance Companies, Inc., one of our wholly-owned stock subsidiaries, was until its demutualization in 2001, a “for profit” mutual insurance company organized under Indiana law (although some of the Blue Cross and Blue Shield companies we have acquired since 1993 had been nonprofit entities at some time in their respective corporate histories). Nevertheless, we assume that the fundamental intent of this shareholder proposal is to call for a feasibility study for our conversion to a nonprofit organization. We are responding to the proposal on that basis.

Converting to a nonprofit organization would result in, among other things, the elimination of the ownership interests of our shareholders. The Board does not believe that the vast majority of our shareholders desire that result. Moreover, the Board believes that the process of converting to nonprofit status would be costly and complex. While it is not clear what transaction structure could be used to accomplish a conversion to nonprofit status, the Board believes that any conversion transaction would require at a minimum that our shareholders receive the fair value of their shares (except for shares held by any shareholders willing to contribute them without consideration as a charitable contribution), which would require, in the aggregate, the payment of significant sums of cash.

The Board believes that our conversion to a nonprofit organization would not be in our best interests or the best interests of our shareholders, employees, customers and members, as well as the communities we serve. The Board believes that having access to the public capital markets is the best way to strengthen our capital and competitive position, to serve an increasing number of customers and members, and to continue investing in infrastructure, new products and programs that improve the quality of service to customers and members. As a nonprofit organization, we would not be able to raise capital by selling stock and could not issue stock to pay for business acquisitions. Without access to the equity markets, the Board also believes that our ability to borrow money to support our operations and fund business investments and business acquisitions would be more restricted and more costly as compared to our borrowings as a for profit stock corporation. In addition, we would be restricted in our use of stock as part of the compensation plans and programs for our employees, which would likely impair our ability to attract and retain well-qualified individuals to our management team and to set compensation and benefits programs that are consistent with market practice. Overall, the Board believes that our future growth, new product development and our ability to serve our constituencies would be impaired by the reduced capital that would be available to us as a nonprofit organization.

The proponent of this proposal has not presented any factual information to support the view that converting to nonprofit status would benefit us or our shareholders, employees, customers and members. On the contrary, for the reasons described above, the Board believes that converting to nonprofit status would not be in our best interests or in the best interests of our shareholders, employees, customers and members. A feasibility study for converting to nonprofit status would be costly and would distract management and the Board from overseeing our operations and, given the other considerations described above, is unwarranted.

For the reasons described above, the Board opposes the feasibility study requested in the proposal and recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL CONCERNING

DISCLOSURE OF LOBBYING EXPENSES

We have been informed that the AFL-CIO Reserve Fund (the “Fund”), 815 16th Street N.W., Washington, D.C. 20006, a beneficial owner of 359 shares of our common stock, and The Nathan Cummings Foundation (the “Foundation”), 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial owner of over $2,000 worth of our common stock, intend to introduce at the annual meeting the following resolution. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of the Fund or the Foundation. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“Resolved, that the shareholders of WellPoint, Inc. (the “Company”) hereby request that the Company provide a report, updated annually, disclosing the Company’s:

1. Policies and procedures for lobbying contributions and expenditures (both direct and indirect) made with corporate funds and payments (both direct and indirect) used for direct lobbying and grassroots lobbying communications.

2. Payments (both direct and indirect) used for direct lobbying and grassroots lobbying communications as defined in 26 CFR § 56.4911-2.

3. The report shall include the following:

a. Identification of the person or persons in the Company who participated in making the decisions to make the direct lobbying contributions or expenditures;

b. Identification of the person or persons in the Company who participated in making the decision to make the payments for grassroots lobbying expenditures; and

c. The internal guidelines or policies, if any, for engaging in direct and grassroots lobbying communications.

The report shall be presented to the Audit Committee of the Board of Directors (the “Board”) or other relevant oversight committee of the Board and posted on the Company’s website to reduce costs to shareholders.”

The proponent has furnished the following statement:

“As long-term WellPoint shareholders, we support transparency and accountability in corporate spending to influence legislation. These activities include direct and indirect spending to influence legislation as well as grassroots lobbying communications to influence legislation.

Disclosure is consistent with public policy, is in the Company’s and its shareholders’ best interest, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, Company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the Company and its shareholders.

WellPoint spent about $7.4 million in 2008 and 2009 on direct lobbying activities, according to the Company’s disclosure reports. [U.S. Senate Office of Public Records] This figure may not include grassroots lobbying, which may indirectly influence legislation.

Publicly available data does not provide a complete picture of the Company’s lobbying expenditures. The Company’s Board and its shareholders need complete disclosure to be able to evaluate the use of corporate assets for direct and grassroots lobbying and the risks the spending poses.

We urge you to vote FOR this proposal.”

The Board of Directors recommends a vote AGAINST this proposal.

This proposal requests us to provide an annual report disclosing our policies and procedures for lobbying contributions and detailing the payments made and the decision-makers behind such payments.

We comply with all disclosure requirements pertaining to lobbying contributions under federal, state and local laws. Adoption of this proposal would result in additional administrative burdens and cause us to expend resources on creating reports each year disclosing lobbying contributions and expenditures, duplicating many of which are already publicly available.

We already include in our quarterly federal lobbying disclosure report, which is publicly available, the amount of dues we pay to national trade associations that are non-deductible for federal lobbying expenses. These trade associations are all required to disclose their lobbying expenditures under the Lobbying Disclosure Act of 1995 and they report their lobbying expenditures to the United States Senate.

We are committed to participating in the political process in a responsible way that serves our best interests and the best interests of our shareholders and customers. Publicly available disclosures provide ample information about our contributions. Detailed corporate political contributions, PAC contribution data and certain of our direct lobbying expenses are available for public review on the Federal Election Commission website (http://www.fec.gov/disclosure.shtml), through individual states’ agencies, and/or on our website.

For the reasons described above, the Board recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL CONCERNING AN

ADVISORY RESOLUTION ON COMPENSATION OF

NAMED EXECUTIVE OFFICERS

We have been informed that the Connecticut Retirement Plans and Trust Funds (“CRPTF”), 55 Elm Street, Hartford, CT 06106-1773, a beneficial owner of 398,271 shares of our common stock, intends to introduce at the annual meeting the following resolution. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of the CRPTF. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that shareholders of Wellpoint urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Wellpoint’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.”

The proponent has furnished the following statement:

“Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2009 shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged more than 46% in favor, and more than 20 companies had votes over 50%, demonstrating strong shareholder support for this reform.

Investor, public and legislative concerns about executive compensation have reached new levels of intensity. A 2009 report by The Conference Board Task Force on Executive Compensation, noting that pay has become a flashpoint, recommends taking immediate and credible action “in order to restore trust in the ability of boards to oversee executive compensation” and calls for compensation programs which are “transparent, understandable and effectively communicated to shareholders.”

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe this vote would provide our board and management useful information about shareholder views on the company’s senior executive compensation especially when tied to an innovative investor communication program.

Over 25 companies have agreed to an Advisory Vote, including Apple, Ingersoll Rand, Microsoft, Occidental Petroleum, Hewlett-Packard, Intel, Verizon, MBIA and PG&E. And nearly 300 TARP participants implemented the Advisory Vote in 2009, providing an opportunity to see it in action.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

A bill mandating annual advisory votes passed the House of Representatives, and similar legislation is expected to pass in the Senate. However, we believe companies should demonstrate leadership and proactively adopt this reform before the law requires it.

We believe voting against the election of Board members to send a message about executive compensation is a blunt, sledgehammer approach, whereas an Advisory Vote provides shareowners a more effective instrument.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.”

The Board recommends a vote AGAINST this proposal for the following reasons:

The Board has considered this proposal and recommends a vote against this proposal because the proposal has received more votes against than votes in favor at the last two annual meetings. The Board continues to believe that the adoption of this proposal is both unnecessary and contrary to our best interests and the best interests of our shareholders because executive compensation is already linked to our performance, shareholders already have avenues for communication with the Board about compensation issues and the proposed advisory vote would not provide the Board with meaningful information.

The Board disagrees with the proponent’s argument that an advisory vote by shareholders on the Summary Compensation Table (“SCT”) and the “accompanying narrative disclosure of material factors” is necessary because executive compensation is “insufficiently linked to performance.” In this regard, a significant portion of the total direct compensation of our executive officers is performance-based. The Compensation Committee, which consists entirely of independent directors, takes seriously its responsibility for evaluating the performance of and setting compensation for our executive officers, and the Committee’s commitment to this responsibility is reflected in the description of the compensation-setting process included in the Compensation Discussion and Analysis section of this proxy statement. Moreover, the Board believes that the Compensation Committee, rather than shareholders, is best equipped to consider the complex factors that affect compensation, such as our strategic goals, the market for executive talent and evolving governance trends.

The proposal indicates that an advisory vote would “allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process,” but the Board already has in place avenues that provide shareholders the ability to express their views on any issues of concern, including executive compensation. In this regard, the Board has established procedures for shareholders to communicate directly with the Chairperson of the Compensation Committee as described both in this proxy statement and in our Corporate Governance Guidelines (available on our website). Shareholders also may contact the entire Board or only the non-management directors as described in these documents. In addition, our website includes a dedicated “Investor Contacts” page which provides contact information for both institutional and individual investors. Moreover, the Lead Director has met with our shareholders in the past to listen to their views on various Company matters, including those concerning executive compensation issues, and plans to continue this practice in the future. Accordingly, the Board believes a shareholder advisory vote on executive compensation is unnecessary as shareholders already have meaningful avenues to communicate their views on this issue to the Board.

The Board does not believe that an advisory vote on the SCT would provide the Board or management with meaningful information. An up-or-down referendum would not identify any particular elements of compensation with which shareholders may be concerned. The proposal, if adopted, could put us at a competitive disadvantage in attracting, motivating and retaining executive officers due to a perception that our compensation may be restrictive or unresponsive to changes in the market for executive talent. In this regard, none of our direct peers have adopted an advisory vote on compensation. Finally, the Board believes it is premature for our shareholders to consider an advisory vote on compensation because, as the proposal indicates, the U.S. Congress currently is considering legislation that would require all U.S. public companies to hold an advisory vote on executive compensation, and we would be required to comply with any legal obligation to provide an advisory vote. Specifically, as of the date of the filing of the proxy statement, the House of Representatives has passed the “Wall Street Reform and Consumer Protection Act of 2009,” which would require public companies to hold an annual advisory vote on executive compensation. In the Senate, the Committee on Banking, Housing and Urban Affairs currently is considering a bill entitled “Restoring American Financial Stability Act,” which contains advisory vote requirements similar to the House bill. Consequently, the Board does not believe that the advisory vote on executive compensation requested by the proposal is necessary at this time.

For the reasons described above, the Board opposes the advisory vote requested in the proposal and recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL TO CHANGE

OUR JURISDICTION OF INCORPORATION FROM INDIANA TO DELAWARE

We have been informed that the AFSCME Employees Pension Plan (“AFSCME”), 1625 L Street, N.W., Washington, D.C. 20036, a beneficial owner of 3,492 shares of our common stock, intends to introduce at the annual meeting the following resolution. The following shareholder proposal will be voted on at the annual meeting only if properly presented by or on behalf of AFSCME. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

“RESOLVED, that shareholders of WellPoint, Inc. (“WellPoint”) urge the board of directors to take the necessary steps (excluding those that may be taken only by shareholders) to change WellPoint’s jurisdiction of incorporation from Indiana to Delaware.”

The proponent has furnished the following statement:

“WellPoint is currently incorporated in Indiana. In our view, the Indiana Business Corporation Law (“IBCL”) is less shareholder-friendly than Delaware’s corporation code—especially following recent amendments to the former—and we believe that Delaware incorporation would benefit shareholders.

First, the IBCL was amended in 2009 to require that publicly-held corporations incorporated in Indiana have a staggered or classified board, unless the board adopted a bylaw expressly opting out of this provision by the later of July 31, 2009 or 30 days after the company’s securities were registered with the SEC. (Indiana Code (“IC”) 23-1-33-6) For a company like WellPoint that was already publicly-held on July 31, 2009 and whose board did not adopt a bylaw opting out (which wouldn’t make sense at a company like WellPoint with an existing classified board), the practical effect of this change is to lock in the classified board structure established in WellPoint’s charter.

Even if WellPoint’s board determines at some future time that the classified structure is no longer in the company’s best interest, this new statutory provision prohibits the board from amending the bylaws to declassify. In our view, this prevents the board from fulfilling its duty to adopt the governance arrangements that are most suited to enhancing value for WellPoint and its shareholders. Delaware law, by contrast, has annual election of directors as the default rule, and allows companies to declassify their boards via a charter or bylaw amendment (depending on where classification is effected).

The 2009 IBCL amendments also provide that a director will not be liable for any action or failure to act “regardless of the nature of the alleged breach of duty, including breaches of the duty of care, the duty of loyalty and the duty of good faith” unless the breach or failure constitutes willful misconduct or recklessness. (IC 23-1-35-1) According to a June 9, 2009 client memo by Baker & Daniels, an Indianapolis law firm, “[t]his change effectively blocks fiduciary duty concepts emerging from other jurisdictions, for example, Delaware’s duty of good faith, from circumventing the provisions that exculpate directors of Indiana corporations from liability.” (See http://www.bakerdaniels.com/newsandevents/ newsletters/detail.aspx?id=E31F4D946A3D405489B0E29FE77A7892)

Finally, Indiana law’s default rule is that only the board, and not shareholders, may amend a company’s bylaws; shareholders can amend the bylaws only if the company’s charter specifically provides for that right. (See IC 23-1-39-1) WellPoint’s charter does not do so and as a result its shareholders cannot amend the bylaws. Section 109 of the Delaware General Corporation Law gives shareholders the right to amend the bylaws.

In our view, Indiana’s corporate law is moving in the wrong direction, toward greater director entrenchment and away from giving shareholders power over corporate ground rules. Accordingly, we urge shareholders to vote FOR this proposal.”

The Board recommends a vote AGAINST this proposal for the following reasons:

The proposal requests that the Board take the necessary steps to change our jurisdiction of incorporation from Indiana to Delaware, based on the proponent’s assertion that Indiana’s corporate law is “less shareholder friendly” than Delaware’s corporate law and that Indiana’s corporate law is “moving in the wrong direction.” The Board recommends a vote against the proposal because of the substantial costs to us and our shareholders which would result from reincorporation.

We have been an Indiana corporation since our formation in 2001. Our corporate headquarters are in Indiana, and we maintain a strong connection with the state, with our corporate history tracing back to an insurance company predecessor organized in Indiana in 1944. Implementing some of the corporate governance changes suggested by the proposal would violate the terms of one of our key licenses, and reincorporation would require us to pay significantly greater state franchise taxes. Accordingly, we continue to believe that there are significant advantages for us and our shareholders to remain incorporated in Indiana and that the advantages outweigh any perceived enhancement of shareholder rights that could result from reincorporation in Delaware.

The shareholder’s proposal specifically addresses three corporate governance issues: staggered or classified boards, director liability and shareholder amendment of by-laws.

We have had a staggered or classified Board since the initial public offering of our common stock in 2001. The members of the Board are divided into three classes or groups, each elected and serving for three-year terms. This classified Board structure is one of the specific requirements imposed by the Blue Cross Blue Shield Association (BCBSA) in license agreements with all BCBS licensees, including us. Our BCBS license provides the basis for our subsidiaries to have the exclusive rights to use the Blue Cross and Blue Shield names and marks in their respective states or territories. If we were to abandon our classified Board, we would violate our BCBS license and risk losing all rights to use the Blue Cross and Blue Shield names and marks in the 14 states or territories in which we currently use those rights. In addition, a violation of the license agreement would allow the BCBSA to terminate the license agreement and impose reestablishment fees on us of up to approximately $2.6 billion when replacement licenses are granted to other non-WellPoint companies. Accordingly, even if applicable corporate law permitted us to abandon our classified Board structure, such an action would have significant adverse effects on us and our shareholders.

The shareholder’s proposal also takes issue with director liability and fiduciary duty concepts as interpreted under Indiana law compared to Delaware law. The core fiduciary duties set forth in the Indiana Business Corporation Law (“IBCL”) incorporate into the statute key principles of the “business judgment rule.” These same principles are also the starting point for the fiduciary duty concepts under Delaware common law. In 1989, the Indiana General Assembly first adopted a statement within the IBCL that expresses the legislators’ intent that certain Delaware decisions that could impose a “different or higher degree of scrutiny” than the duties incorporated in the IBCL were inconsistent with the application of the business judgment rule as expressed in the statute. Since 1989, Delaware courts have continued to develop and expand upon their views of fiduciary duties. While these expanded views represent the view of the Delaware bench, long-settled standards of comity among the states means that Delaware courts should not determine the development of Indiana law. The most recent change to the IBCL with respect to breaches of fiduciary duties is consistent with the IBCL’s approach that the liability and fiduciary duties of directors of corporations formed under Indiana law should be interpreted by Indiana courts, rather than being constrained by decisions of courts in other states. Indiana courts, however, are not prohibited from considering fiduciary duty concepts that have emerged in the common law of other states when rendering decisions on director liability.

Like certain other Indiana corporations, our articles of incorporation do not permit shareholders to amend our By-laws. The license agreement with the BCBSA requires us to meet certain performance goals and standards, maintain certain ownership limitations and restrict activities that could have a negative impact on our business or reflect negatively on the Blue Cross and Blue Shield brands. Many of these requirements are included in our By-laws. Amendment of the By-laws by shareholders, without regard to the requirements of the BCBS license, could result in changes to the By-laws which are not permissible under the BCBS license, causing us to violate our BCBS license with the adverse consequences explained above.

In addition, when considering By-law amendments, the Board has fiduciary duties to consider and must balance the interests of all shareholders, including large institutions, small institutions and individual investors. As a result, the Board believes it is better positioned to ensure that any By-law amendments are prudent and are designed to protect and maximize long-term value for all shareholders. The Board has long recognized the importance of and has placed a high priority upon having good corporate governance measures in place. For example, in 2007, the Board adopted By-law amendments to implement our change to majority voting in uncontested Director elections. Since that time, the Board continues to review emerging best practices in corporate governance to determine whether any other By-law amendments should be adopted.

Finally, our reincorporation from Indiana to Delaware would be a costly process and have other adverse consequences to us. Reincorporation may require us to obtain consents from, or provide notices to, third parties under certain of our agreements as well as obtain approvals from federal, state and/or local regulatory bodies, resulting in significant administrative expenses to us. We would also need to conduct detailed reviews of any changes in taxes, fees or charges that might result from reincorporation. For example, reincorporation to Delaware would subject us to an annual $180,000 franchise tax under Delaware corporate law; there is no such tax under Indiana law. Reincorporation would divert the time and attention of management from normal business operations without any commensurate benefit. The Board does not believe that such a process is a productive use of management time and our resources.

For the reasons described above, the Board opposes the change in our jurisdiction of incorporation requested in the proposal and recommends a vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you specify otherwise.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Angela F. Braly	48	Chair of the Board, President and Chief Executive Officer

Lori A. Beer	42	Executive Vice President and Chief Information Officer

Randal L. Brown	51	Executive Vice President and Chief Human Resources Officer

John Cannon	56	Executive Vice President, General Counsel and Secretary

Wayne S. DeVeydt	40	Executive Vice President and Chief Financial Officer

Bradley M. Fluegel	48	Executive Vice President and Chief Strategy and External Affairs Officer

Ken R. Goulet	50	President and CEO, Commercial Business Unit and Executive Vice President

Dijuana K. Lewis	51	President and CEO, Comprehensive Health Solutions Business Unit and Executive Vice President

Cynthia S. Miller	53	Executive Vice President and Chief Actuary

Martin L. Miller	47	Senior Vice President, Chief Accounting Officer, Chief Risk Officer and Controller

Samuel R. Nussbaum, M.D	61	Executive Vice President, Clinical Health Policy and Chief Medical Officer

Brian A. Sassi	49	President and CEO, Consumer Business Unit and Executive Vice President

The ages and positions listed above for each executive officer are as of April 1, 2010.

The following is biographical information for our executive officers:

Angela F. Braly See biographical information above under “Directors Continuing in Office—Term expiring at the Annual Meeting of Shareholders in 2011.”

Lori A. Beer has served as our Executive Vice President and Chief Information Officer since May 2008. Ms. Beer has held various executive positions since joining us in 1998, including Chief Technology Officer from 2006 until May 2008. From 1989 to 1998, she held various positions with Convergys Corporation (relationship management firm).

Randal L. Brown has served as Executive Vice President and Chief Human Resources Officer since November 2006. Previously, Mr. Brown served as our Senior Vice President of Human Resources since 2001. Prior to joining us, Mr. Brown served in a variety of human resource leadership roles for Thomson (video products and services), General Electric Corporation and RCA.

John Cannon has served as our Executive Vice President and General Counsel since December 2007 and he became our Secretary in February 2009. Before joining us, Mr. Cannon spent 19 years with CIGNA Corporation in a variety of roles of increasing responsibility, including as senior vice president and deputy general counsel. Prior to that, Mr. Cannon was associated with the law firm of Rawle and Henderson.

Wayne S. DeVeydt has served as our Executive Vice President and Chief Financial Officer since June 2007. Previously, Mr. DeVeydt served as our Senior Vice President and Chief Accounting Officer since

June 2005 and Chief of Staff from 2006 to 2007. Prior to joining us, Mr. DeVeydt served with PricewaterhouseCoopers LLP (public accounting firm) in many roles from 1996 to 2005, including as the lead engagement partner for a number of large, national managed care and insurance companies including WHN.

Bradley M. Fluegel has served as our Executive Vice President and Chief Strategy and External Affairs Officer since October 2007. Prior to joining us, Mr. Fluegel was vice president of national accounts for Aetna Inc. He also has held a variety of senior consulting and executive leadership roles within the managed care industry, including CEO of Reden and Anders, a subsidiary of UnitedHealth Group and a principal at Towers Perrin.

Ken R. Goulet has served as our President and CEO of the Commercial Business Unit and Executive Vice President since October 2007. The Commercial Business Unit includes local group customers, national accounts, UniCare, and specialty products. In his previous role, Mr. Goulet was president of our national accounts business. Mr. Goulet has more than 28 years of health insurance industry experience in management, sales, operations, strategy and plan execution.

Dijuana K. Lewis has served as our President and CEO of the Comprehensive Health Solutions Business Unit and Executive Vice President since October 2007. The Comprehensive Health Solutions Business Unit includes provider relations and care and disease management. In her previous role, Ms. Lewis was president of local group business. Ms. Lewis has more than 21 years of wide-ranging health insurance industry experience, including 11 years leading cost of care and quality initiatives in multiple states.

Cynthia S. Miller has served as our Executive Vice President and Chief Actuary since February 2008. Ms. Miller has more than 27 years of insurance industry experience, including 23 years with us. Ms. Miller has held a variety of leadership roles with the Company, including senior vice president of the actuarial, commercial and consumer business unit and chief actuary for Anthem prior to the merger with WHN.

Martin L. Miller has served as our Senior Vice President, Chief Accounting Officer and Controller since September 2008 and became Chief Risk Officer in August 2009. Prior to joining us, Mr. Miller served as Vice President, Global Controller and Chief Accounting Officer at Molson Coors Brewing Company (global beer brewer) from 2005 until September 2008. Prior to that, Mr. Miller served 11 years with The Coca-Cola Company in a variety of increasingly responsible roles, including Regional and Divisional Chief Financial Officer. Mr. Miller spent approximately nine years in public accounting before that, including two years with the national office of the firm that is now PricewaterhouseCoopers LLP.

Samuel R. Nussbaum, M.D. has served as our Executive Vice President, Clinical Health Policy and Chief Medical Officer since 2001. From 1996 to 2000, Dr. Nussbaum served both as Executive Vice President for Medical Affairs and System Integration at BJC Health System of St. Louis (academic and community integrated health and hospital system) and as Chief Executive Officer of Health Partners of the Midwest (health plan). Prior to that, Dr. Nussbaum was President and Chief Executive Officer of Physician Partners of New England, Senior Vice President for Health Care Delivery at Blue Cross Blue Shield of Massachusetts and a professor at Harvard Medical School.

Brian A. Sassi has served as our President and CEO of the Consumer Business Unit and Executive Vice President since February 2008. The Consumer Business Unit includes senior, state sponsored and individual business. In his previous role, Mr. Sassi served as the president of Blue Cross of California. Since joining Blue Cross of California in 1989, Mr. Sassi held a number of other leadership roles, including vice president of operations and strategic initiatives, general manager of small group accounts, and general manager of large group accounts. Prior to joining Blue Cross of California, Mr. Sassi held a number of industry management positions.

The above information includes business experience during the past five years for each of our executive officers. Our executive officers serve at the discretion of the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership with the SEC. Such persons also are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, or written representations from certain reporting persons, we believe that during 2009, our executive officers, directors, and greater than 10% shareholders complied with all applicable filing requirements relating to our common stock.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Summary

Our Total Rewards compensation program is designed to attract, engage, motivate and retain a talented team of executive officers and to appropriately reward those executive officers for their contributions to our business and our members. We seek to accomplish this goal in a way that is closely aligned with the long-term interests of our shareholders and the expectations of our members and health care providers. The Compensation Committee of our Board of Directors (the “Committee”) oversees our Total Rewards compensation program and determines the compensation for our executive officers. We believe that the pay-for-performance philosophy of our Total Rewards compensation program, described in more detail below, played an important role in our achieving the following financial and operational performance highlights in 2009 as compared to 2008:

•	Our stock price, which closed on December 31, 2008 at $42.13 and dropped to a low of $29.32 during the first quarter of 2009, closed on December 31, 2009 at $58.29;

•	We achieved adjusted Consolidated Operating Gain of $4,385.5 million, representing 99% of our target for the year;

•	We experienced financial and operational improvements in our Senior Business;

•	Our membership increased in National Accounts and market share increased in seven states;

•	We continued to improve our cost of care management for our members; and

•	The sale of our NextRx subsidiaries to Express Scripts, Inc. was completed on December 1, 2009.

As a result of this performance, and consistent with the objectives of our compensation program, for 2009:

•	Our Annual Incentive Plan (“AIP”) paid at an average of 93% of target for all participants, with awards for Named Executive Officers ranging from 53% to 123% of target.

•	Stock options, issued on the first business day of March 2009 in accordance with our historical policy at the then fair market value price per share of $30.10, have gained in value.

•	Performance share units granted in March were earned at 94.41% of target as our actual adjusted Consolidated Operating Gain was below the target.

Consistent with our pay-for-performance philosophy, our financial performance in 2007 and 2008 and our stock price performance in 2008 resulted in a substantial reduction to the compensation paid to our executives during 2007 and 2008.

•	Our AIP paid at 58.6% of target in 2007 and at 5% of target in 2008.

•

Our stock options issued between 2005 and 2008 have exercise prices ranging between $63.36 and $80.81. Our closing stock price on December 31, 2009 remained below these amounts and thus these options had no intrinsic value.

•	Our performance-based restricted stock vested at 66.4% of target in 2007, but all of our performance-based restricted stock units granted in 2008 were cancelled.

•	Our Named Executive Officers did not receive base salary increases during 2009, and had not since March 2008.

This Compensation Discussion and Analysis discusses in greater detail our objectives and approach to setting executive compensation, as well as the Committee’s decisions for our Named Executive Officers in 2009.

Compensation Program Objectives

Our Total Rewards compensation program, as described below, is designed to:

•	Attract, engage, motivate and appropriately reward executives for their contributions to our business and our members.

•	Closely align executive interests and rewards with those of our shareholders and the expectations of our members and health care providers.

•	Drive the achievement of our mission and strategy.

•	Deliver compensation that is commensurate with Company and individual performance within the context of the external market.

These objectives are extended beyond the executive ranks to include all associates and are intended to promote our culture and enhance teamwork and feelings of fairness.

In support of the objectives above, the Total Rewards program is designed to reward:

•	Achieving our mission, to improve the lives of the people we serve and the health of our communities.

•	Meeting our commitment to simplify the connection between health, care and value.

•	Meeting or exceeding our annual financial plans.

•	Creating shareholder return through increases in our stock price.

•	Achieving our business objectives, which include:

(1)	Create the best health care value for our customers;

(2)	Excel at day-to-day execution; and

(3)	Capitalize on new opportunities to drive growth.

•	Operating within our core values, which are:

(1)	Customer first

(2)	Integrity

(3)	Personal accountability for excellence

(4)	One company, one team

(5)	Continuous improvement

Performance Orientation

In line with our objective to pay for performance, a significant portion of the compensation of each of our Named Executive Officers is tied to individual and Company performance.

In 2009, our executive compensation program had four available compensation levers to recognize and reward individual performance:

•	Adjusting base salary to recognize both performance and changes in the scope of an executive’s responsibilities,

•	Setting an executive’s AIP target as a percent of salary within a competitive target range,

•	Adjusting the AIP award based on individual achievements and contributions, and

•	Adjusting the size of stock option, restricted stock and performance-based share unit grants within a competitive range.

Additionally, individual performance is rewarded by providing executives with career growth through challenging assignments and, as positions become available, promotional opportunities.

Most of the total compensation opportunity available to our Named Executive Officers and other senior executives is in the form of variable performance-based pay that is tied to our business results, including:

•	Stock options, which are the largest single pay component in our executive compensation package and are only valuable when the price of our stock increases.

•	AIP awards, the majority of which are based on the extent to which we meet or exceed metrics in our annual business plan.

•	Performance-based share units that are earned based on our 2009 consolidated operating gain performance in relationship to our business plan.

Setting Compensation Levels

In setting compensation, the Committee compares base salaries, annual incentive opportunities and long-term compensation for the Named Executive Officers to three distinct comparator groups. The Committee determines which companies are in the comparator groups with the assistance of its outside consultant, which for 2009 was Watson Wyatt. Companies are selected on the basis of whether they compete with us in the executive labor and/or capital market and whether they have comparable revenue and/or market capitalization. For 2009, these groups were:

(1) The Fortune 11-60, as published in April 2008 (the “Fortune 11-60”). (We were number 33 on the 2008 Fortune 500 list). As a result of the financial crisis in the mortgage and financial services industries, Fannie Mae, Federal Home Loan Mortgage Corporation, Lehman Brothers, Merrill Lynch and Wachovia were excluded from the group.

(2) Twenty-four major labor and capital market competitors in the health insurance market and other insurance companies, hospital systems and pharmaceutical companies with similar annual revenue and market capitalization (the “Healthcare/Insurance Competitors”). We were the seventh largest company in this group based on revenue and the twelfth largest company in this group based on market capitalization. The group is comprised of the following companies: Abbott Laboratories, Aetna Inc., Aflac Incorporated, The Allstate Corporation, American International Group, Amerisource Bergen Corporation, Amgen Inc., Bristol-Myers Squibb Company, Cardinal Health, Inc., CVS Caremark, CIGNA Corporation, Eli Lilly and Company, Express Scripts, Inc., The Hartford Financial Services Group, Inc., Humana Inc., Johnson & Johnson, McKesson Corporation, Medco Health Solution, Inc., Medtronic, Inc., Metlife, Inc., Pfizer, Inc., Prudential Financial, Inc., UnitedHealth Group Incorporated and Wyeth.

(3) Our six largest direct health insurance peers (Aetna Inc., CIGNA Corporation, Coventry Health Care, Inc., Health Net Inc., Humana Inc. and UnitedHealth Group Incorporated), five of which are significantly smaller than us.

The Committee reviewed the groupings and has revised the comparator groups for 2010 as follows:

(1) We will use the entire group of companies in the Fortune 11-60 that was published in April 2009 and are not excluding any companies (We were number 32 on the 2009 Fortune 500 list).

(2) We will add Merck & Co., Inc. into the Healthcare/Insurance Competitors as they are now comparable in size to us following a recent acquisition, and we are removing American International Group and Hartford Financial Services Group, Inc. as these companies are either too small or are anticipated to be too small in 2010 to be in this group.

(3) The direct peer group will remain the same.

In setting 2009 compensation, the Committee reviewed the available competitive data from each of these three separate groups to provide comprehensive data about the competitive practices of companies in our size category, our capital and labor market competitors and our direct peers. The Committee relied more heavily on the data from the Fortune 11-60 and the Healthcare/Insurance Competitors, when available, because it represented practices of comparable organizations more similar in size to us than the direct peers. The Committee used data from the three comparator groups to set the size and type of long-term equity grants in 2009, based on studies prepared by Watson Wyatt.

The intent of the executive compensation program is to target salary and total cash compensation at the competitive median of comparable positions. Individuals new to their roles may be paid below median. High performing individuals who demonstrate superior performance over a long period of time may have pay positioned near the 75th percentile of the competitive market.

In setting the total shares available for long-term grants to all participants, the Committee considered the impact of the Accounting Standards Codification Topic 718, or ASC 718 (formerly FAS123R) grant expense on our income statement. The Committee also compared the value of the grants as a percentage of market capitalization size (i.e., average shareholder fair value transfer) with that of our three comparator groups. Based on 2008 data, the latest data available when setting our 2009 grant sizes, we projected that our shareholder fair value transfer for our 2009 grants would be between the median and 75th percentile in the Fortune 11-60 and the Healthcare/Insurance Competitors comparator groups, and the lowest among our direct peers.

Each Named Executive Officer’s individual pay is based on the Committee’s evaluation of the executive’s experience, level and scope of responsibility, and individual performance. Actual realized cash compensation may be more or less than the target opportunity resulting from Company and individual performance under the AIP and actual realized compensation from our equity-based awards may be more or less depending on our stock performance.

Competitive market data is only one of several resources made available to the Committee to assist it in setting executive compensation levels. The Committee looks to set compensation in line with the parameters outlined herein, but does not use such parameters as a formula to determine compensation or a fixed target. Where possible, the data that was used to make compensation decisions in March 2009 was taken from surveys of 2008 compensation of our peer groups prepared by third-party survey companies. These surveys do not allow us to calculate the exact percentile rank of our compensation, but have the advantage of providing more timely and complete data than 2008 proxy statement filings which include details about 2007 compensation.

The Committee reviews actual base salaries, as well as target and actual prior year annual incentive awards to compare total target and actual cash compensation. The Committee also reviews actual ASC 718 costs of the long term grants to compare long-term compensation, as well as unvested equity awards held by the Named Executive Officers.

The tables below illustrate how the compensation elements of our Named Executive Officers compare to that of our Fortune 11-60 and Healthcare/Insurance Competitors comparator groups. The most recent data available for the comparator groups in preparing these tables was as of March 1, 2009. As a result, the “Base Salary” column compares base salaries in effect as of March 1, 2009, the “Target Cash” column compares the target cash incentive compensation set as of March 1, 2009, the “Actual Cash” column compares the sum of the amounts set forth in the “Base Salary” column and the actual cash incentive compensation earned within the 12 months prior to March 1, 2009, the “Long-Term Incentive” column compares the value of equity awards granted within the 12 months prior to March 1, 2009 and the “Total Compensation” column compares the sum of the amounts set forth in the “Actual Cash” and “Long-Term Incentive” columns.

Comparison to Fortune 11-60 Peer Group

Name	Base Salary	Target Cash	Actual Cash(1)	Long-Term Incentive(2)	Total Compensation(3)
Angela F. Braly	Below Median	Below Median	Below Median	Median to 75th	Below Median

Wayne S. DeVeydt	At Median	At Median	Below Median	Above 75th(4)	Above 75th(4)

Ken R. Goulet	At Median	At Median	Below Median	At 75th	Median to 75th

Dijuana K. Lewis	Median to 75th	Median to 75th	Below Median	Median to 75th	At Median

Brian A. Sassi	At Median	At Median	Below Median	Median to 75th	At Median

Comparison to Healthcare/Insurance Competitors Peer Group

Name	Base Salary	Target Cash	Actual Cash(1)	Long-Term Incentive(2)	Total Compensation(3)
Angela F. Braly	Below Median	Below Median	Below Median	Median to 75th	At Median

Wayne S. DeVeydt	At Median	At Median	Below Median	Above 75th(4)	Above 75th(4)

Ken R. Goulet	Median to 75th	At Median	Below Median	Median to 75th	Median to 75th

Dijuana K. Lewis	Median to 75th	Median to 75th	Below Median	Median to 75th	At Median

Brian A. Sassi	At Median	At Median	Below Median	Median to 75th	At Median

(1)	Includes base salary plus actual cash incentive compensation earned within the 12 months prior to March 1, 2009.
(2)	Includes a one-time increase of target by 33% described below under “Elements of Total Rewards – Equity Awards.”
(3)	Total Compensation is the sum of Actual Cash and Long-Term Incentive.
(4)	Includes a one-time special grant; if the one-time grant is excluded, the annual grant is between the median and 75th percentile.

Benefits and perquisites represent a small proportion of the Total Rewards program for our Named Executive Officers. The overall value of our broad-based employee benefits that were available to our Named Executive Officers in 2009 were 5% under the median of the benefit packages offered by the companies in our Fortune 11-60 comparator group and 9% under the median of the benefit packages offered by the companies in the Healthcare/Insurance Competitors group. In 2009, we consulted with external security experts and reviewed the personal safety and security policy in effect for our executives. As a result of this study, the Committee approved enhanced safety and security benefits for Ms. Braly including travel security, home security and an increase to her cash Directed Executive Compensation benefit in order to generally cover her personal costs related to these additional security measures.

Role of Management and the Compensation Consultant

The Committee meets with our CEO at the beginning of the year to agree upon the CEO’s performance objectives (both individual and Company objectives) for the year. The Board also reviews the CEO’s performance objectives for the year. The CEO provides to the Board her self-assessment, and the Board evaluates the CEO’s performance based on her self-assessment and performance updates. The Committee meets in executive session to review the performance of the CEO based on her achievement of the agreed-upon objectives, contribution to our performance and other leadership accomplishments. The results of the evaluation from the Board members, as described above, is included as an important metric in evaluating CEO performance. This evaluation is shared with the CEO and Watson Wyatt and is used by the Committee in setting the CEO’s compensation.

Our CEO and our other executive officers do not set their own compensation nor are they present when the Committee sets their specific compensation. Our CEO collects specific performance feedback from the Board with respect to the performance of our other executive officers, including our Named Executive Officers, provides her performance evaluations of the officers to the Committee, and makes recommendations with respect to base salary and target AIP adjustments, equity awards and any individual performance adjustments to annual AIP awards.

All Named Executive Officers participate in the annual and long-term business planning processes and in recommending to the Committee the AIP measures and targets that result from these processes. These measures and targets impact the compensation of all associates who participate in our AIP.

As discussed above, the Committee has directly engaged Watson Wyatt to assist in evaluating the CEO’s and executive officers’ compensation. The consultant reports directly to the Committee. The consultant reviews information provided to the Committee, develops its own recommendations with respect to CEO compensation decisions and provides advice to the Committee on the compensation decisions affecting the other Named Executive Officers and on the AIP measures and targets. The consultant regularly participates in Committee meetings and reports on compensation trends and best practices, plan design and the reasonableness of individual compensation awards. The Committee does not provide specific instructions to the consultant, but rather as noted above, the consultant attends Committee meetings and also has informal conversations with members of the Committee to determine compensation objectives. The Committee uses the consultant’s recommendations as one of several factors in reviewing and approving the AIP target measures each year and in determining the compensation decisions affecting the CEO and other Named Executive Officers.

In 2008, the Committee implemented a protocol to review all consulting expenses billed to us by all practices of Watson Wyatt and to approve, in advance, any expenditures in excess of $100,000 per calendar year that were not executive compensation services provided to the Committee. For a more detailed description of this protocol, see “Board and Committee Membership—The Compensation Committee.”

The Watson Wyatt consultants that advise the Committee are not involved in managing Watson Wyatt’s overall business relationship with us, do not provide any other services to us, do not share any information about the engagement with other consultants providing services to us, and are not compensated or rewarded in any way for other consulting services provided to us. Watson Wyatt’s internal organization structure and Code of Business Conduct and Ethics minimize the possibility of a conflict of interest that could potentially jeopardize their objectivity and the ability of the Watson Wyatt consultants that advise the Committee to deliver unbiased advice to the Committee.

In 2009, we paid $194,000 in fees and expenses to Watson Wyatt for executive compensation consulting services provided to the Committee. We also paid Watson Wyatt $1,314,000 during 2009 for (i) consulting services related to investments and communications services and (ii) broker fees. The consulting fees were approved in advance by the Committee when necessary in accordance with the protocol described above.

While the Committee is confident that the procedures detailed above ensure that there was no conflict of interest, in order to avoid the appearance of a conflict in the future, the Committee intends to replace Watson Wyatt this year as its compensation consultant with an advisor that does not provide any other services to us.

Elements Of Total Rewards

Overview

Our Total Rewards program for senior executives, including the Named Executive Officers, includes the following financial elements: base salary, annual performance-based incentive awards under the AIP, equity awards in the form of stock options, performance shares and time-based restricted stock awards, broad-based employee benefits, executive benefits and perquisites.

Each year, management sets the broad-based employee salary and benefits programs and budgets, and the Committee reviews and approves the merit salary increase budgets, broad-based AIP, equity awards plan, perquisites and stock ownership guidelines. These decisions are based on best practice information, competitive market data and operating budget constraints.

Management (or the Committee with respect to all executive officers) reviews the business and individual performance of each associate and makes decisions with respect to determining the AIP awards for the prior year pursuant to the formulas previously established, prospective base salary adjustments, adjustments to target incentive award percentages of base salary and the size of the stock-based long term awards.

Actions with respect to 2009 compensation were based on the Committee’s subjective evaluation of each executive’s performance (including performance assessments by the CEO for the other executive officers), as well as our 2008 and 2009 achievements, all of which reflect the Named Executive Officers’ individual performance. There is no formulaic or target based assessment for such adjustments, but rather such determinations are based on subjective assessments along with benchmarking information (as previously discussed). The subjective assessments focus on how the Named Executive Officer’s performance contributed to our performance and achievements, as well as other leadership accomplishments. Each year, we ask all Board members to evaluate the CEO’s individual performance on the following factors: Leadership, Strategic Planning, Getting Results, External Relations, Internal Role Model, Building a Team and Interaction with the Board of Directors.

These decisions are made as part of a unified process so that all components of pay are reviewed in concert with each other, and, as appropriate, decisions about one component can affect decisions regarding the other components of pay. This is intended to ensure that the Total Rewards package for the Named Executive Officers fits with our compensation objectives as described above.

The Committee does not have a specific policy for allocating the amount of compensation among the pay elements (base salary, annual incentive and equity grants), but seeks to target each Named Executive Officer’s total compensation opportunity to the level the Committee considers market competitive and reflective of individual performance.

The Committee exercises discretion in setting base salary, annual incentive targets and awards, equity awards and retention-based awards. When setting compensation for 2009, the Committee reviewed prior year compensation and compensation actions to compare year-over-year pay actions relative to year-over-year performance and internal equity factors (how the compensation of the executives relate to the other executives).

In February 2009, the Committee reviewed comprehensive tally sheets for each Named Executive Officer covering five years of Total Rewards data and realized equity, in addition to then current levels of unrealized vested and unvested equity. Tally sheets are only one of a number of information resources and tools made available to the Committee for its reference and use. Although tally sheets provide good background information for the Committee, they did not directly result in specific awards for 2009 or any modifications to the implementation of our compensation program. The Committee does not otherwise take into account realized compensation in setting future compensation. The Committee does review unvested compensation in setting future compensation to determine its likely impact on retention of our executives.

Base Salary

Base salary provides competitive annual compensation that reflects the scope and nature of job responsibilities of our Named Executive Officers. The Committee grants merit-based salary increases and promotional salary increases to recognize increased job responsibilities, if appropriate, to Named Executive Officers based on an individual’s performance, an assessment of whether the current salary is competitive compared to the median of the market relative to executives in comparable positions at comparator group companies, and our overall merit increase budget for the year.

For 2009, our merit increase budget was 3.0% of base salary and our promotion and equity budget was an additional 0.5% of salary. As part of the 2009 annual review, as a result of the economy and our annual budget and consistent with management’s recommendation, the Committee did not adjust the base salaries of the Named Executive Officers or any other members of the executive leadership team.

Annual Incentives

Generally, all of our associates are eligible for performance based incentives or sales incentives. We sponsor an AIP with award opportunities earned by meeting or exceeding annual financial targets and strategic and individual performance goals. In excess of 20,000 associates including all of our executive officers participate in the AIP. This plan is designed to motivate and reward the successful completion of our annual performance goals.

Each associate is eligible for a target award, denominated as a percentage of base salary. In setting the target award percentages for the Named Executive Officers, the Committee considers the competitive data in the comparator group studies, individual performance evaluations and internal equity factors (how the awards of the executives relate to other executives). For 2009, the Committee increased the target award percentages, denominated as a percentage of base salary, for Ms. Braly from 130% to 140%, for Mr. DeVeydt from 85% to 100%, with a 2009 average of 96.7%, for Mr. Goulet from 85% to 95%, for Ms. Lewis from 80% to 90%, and for Mr. Sassi from 75% to 85% to better align their target bonus opportunities with the competitive data. The maximum cash award payable under the AIP is 200% of the target award.

Awards are granted under shareholder approved plans and are intended to qualify as “performance-based compensation” to permit us to obtain full tax deductibility pursuant to Section 162(m) of the Tax Code.

2009 AIP Awards

Each of the Named Executive Officers earned an AIP award for 2009 performance based on the formulas approved by the Committee. AIP award compensation follows our business strategy. Consequently, the measures and weightings below were selected by the Committee (1) to reward the achievement of our consolidated and business unit operating gain targets, (2) to reward the achievement of our, key annual strategies to improve the health of our members, (3) to recognize excellence in customer satisfaction and (4) to promote and reward individual contributions.

The Committee modified the AIP performance criteria for 2009. For each of our Named Executive Officers, 50% of the 2009 annual incentive opportunity was contingent on Company-wide performance, 20% was based on each executive’s individual performance and 30% was based on the performance of the respective business unit for which each executive had responsibility. For Ms. Braly and Mr. DeVeydt, business unit performance was measured based on the average award percentage paid to plan participants across our business units. For Ms. Lewis, business unit performance was measured based on the performance of the Comprehensive Health Solutions Business Unit as well as her support of the Commercial and Consumer Business Units. Given the volatility in financial markets and the planned repurchase of shares, the Committee determined that operating gain represented a better measure of our performance than earnings per share. Additionally, 5% of the 2009 annual incentive opportunity was based on member health and 5% was based on member satisfaction, which reflect our strategic priorities for 2009.

The AIP performance targets were based on goals set during our annual business planning process. The business plan is developed based on the business environment, which generally takes into consideration our performance relative to our direct peers. The AIP targets are set to be congruent with business plan targets.

The following table shows the calculation of the 2009 AIP awards applicable to each of the Named Executive Officers. The amounts paid to the Named Executive Officers for 2009 performance were approved by the Committee on March 1, 2010 and are set forth in the Summary Compensation Table.

Named Executive	Performance Measure	Target	Actual	Award %	Weight	Total AIP % of Target
Ms. Braly	Adjusted Consolidated Operating Gain	$4,422.6	$4,385.5	94.4%	40%	37.76%
	Adjusted Business Unit Operating Gain(1)	N/A	N/A	100.3%	30%	30.09%
	Member Health Index	52.3	53.9	100%	5%	5.00%
	Member Satisfaction Index	64.0	62.6	0%	5%	0.00%
	Individual Performance(5)	N/A	N/A	100%	20%	20.00%
	Total					92.85%

Mr. DeVeydt	Adjusted Consolidated Operating Gain	$4,422.6	$4,385.5	94.4%	40%	37.76%
	Adjusted Business Unit Operating Gain(1)	N/A	N/A	100.3%	30%	30.09%
	Member Health Index	52.3	53.9	100%	5%	5.00%
	Member Satisfaction Index	64.0	62.6	0%	5%	0.00%
	Individual Performance(5)	N/A	N/A	100%	20%	20.00%
	Total					92.85%

Mr. Goulet	Adjusted Consolidated Operating Gain	$4,422.6	$4,385.5	94.4%	40%	37.76%
	Adjusted Business Unit Operating Gain(2)	$3,283.4	$2,641.7	2.3%	30%	0.69%
	Member Health Index	52.3	53.9	100%	5%	5.00%
	Member Satisfaction Index	64.0	62.6	0%	5%	0.00%
	Individual Performance(5)	N/A	N/A	50%	20%	10.00%
	Total					53.45%

Ms. Lewis	Adjusted Consolidated Operating Gain	$4,422.6	$4,385.5	94.4%	40%	37.76%
	Adjusted Business Unit Operating Gain(3)	N/A	N/A	134.1%	30%	40.23%
	Member Health Index	52.3	53.9	100%	5%	5.00%
	Member Satisfaction Index	64.0	62.6	0%	5%	0.00%
	Individual Performance(5)	N/A	N/A	100%	20%	20.00%
	Total					102.99%

Mr. Sassi	Adjusted Consolidated Operating Gain	$4,422.6	$4,385.5	94.4%	40%	37.76%
	Adjusted Business Unit Operating Gain(4)	$728.4	1,291.6	200%	30%	60.00%
	Member Health Index	52.3	53.9	100%	5%	5.00%
	Member Satisfaction Index	64.0	62.6	0%	5%	0.00%
	Individual Performance(5)	N/A	N/A	100%	20%	20.00%
	Total					122.76%

(1)	Represents the results for Ms. Braly and Mr. DeVeydt whose operating gain award was based on the average award percentage paid to participants across our business units.
(2)	Represents the results for Mr. Goulet based on the performance of the Commercial Business Unit.

(3)	Represents the results for Ms. Lewis based on the performance of the Comprehensive Health Solutions Business Unit and her support of the Commercial and Consumer Business Units.
(4)	Represents the results for Mr. Sassi based on the performance of the Consumer Business Unit.
(5)	For a description of how individual performance is assessed by the Committee, see “—Overview.”

Discretionary Bonuses

On August 11, 2009, the Committee awarded bonuses, detailed in the Summary Compensation Table on page 53, to Mr. DeVeydt to recognize his shared responsibility in leading the sale of our NextRx subsidiaries to Express Scripts, Inc. and to Ms. Lewis to recognize her shared responsibility in leading the sale of our NextRx subsidiaries to Express Scripts, Inc. and to supplement our standard relocation assistance program.

Equity Awards

Historically, we have granted stock options and performance-based restricted stock units to our executives. In 2009, based on the Committee’s review of competitive data and levels of unvested compensation from tally sheets, the Committee determined that it was appropriate to revise the long-term program for the top 50 executives including the Named Executive Officers. For 2009, the Committee approved equity awards to such executives so that of our ASC 718 expense approximately:

•	40% was delivered in stock options;

•	30% (at target) was delivered in performance share units; and

•	30% was delivered in time-based restricted stock.

The grant date fair values of the performance share units granted to the Named Executive Officers at the target and actual levels of performance are set forth in footnote 2 to the Summary Compensation Table. During 2009, we also awarded stock options and future service time-based restricted stock units to over 4,000 associates. These awards, and the awards to our top 50 executives described above, were granted to encourage retention, reward performance, promote a long-term business focus and align the interests of associates and shareholders.

The performance requirement for the 2009 performance share unit awards was to achieve a specified target level for adjusted Consolidated Operating Gain. In order to align with Company objectives, the measure was designed to pay the same award as the AIP Consolidated Operating Gain measure detailed above, with a minimum award of 0% and a maximum award of 150% of the units granted. Subject to meeting the applicable performance targets, these awards will then be subject to time-based vesting and will vest in three equal installments on each of March 2, 2010, 2011 and 2012.

In 2009, the term of all stock options granted was seven years, with vesting in six equal semi-annual installments over the first three years. This vesting schedule has been in place since 2005. The purpose of providing vesting every six months rather than annually is to enhance retention. For example, with a March 2 grant, executives vest a portion of their stock options every March 2 and September 2, and vest in eligibility for their annual incentive payment on December 31st of each year. Additionally, performance shares and restricted stock units vest in three annual installments, typically in March of each year.

The Committee determined the aggregate annual stock option, performance unit and restricted stock award grant size pool for our participants in 2009 based on (1) share dilution data in relation to our three comparator groups, such that the total grant size represented an average market capitalization adjusted expense and (2) the ASC 718 cost of such grants. The Committee considers the impact of stock option expensing, as well as our dilution level, in order to strike a balance between promoting our cost competitiveness and maintaining employee incentives. On a one-time basis for 2009, and based on its review described above, the Committee increased the long-term grant value guidelines in 2009 by one-third over 2008 levels for the executive leadership team, including the Named Executive Officers, to address retention concerns resulting from a significant reduction in the value of outstanding unvested equity awards. The Committee reset the long-term grant guidelines for 2010 back to the 2008 levels, but increased the award for the Chair and CEO to recognize her new responsibilities and to be closer aligned to the median of the market.

The value of equity awards granted to each Named Executive Officer is based upon position and job level, Company and individual performance, the importance of retaining the services of the executives and the potential for their performance to help us attain our long-term goals. In apportioning these equity awards, the Committee also considers competitive market data as developed by Watson Wyatt. The awards granted on March 2, 2009 to the Named Executive Officers were all pursuant to and within the guidelines set forth above and are a part of the budgeted annual stock-based compensation cost.

In 2009, the Committee granted equity awards on March 2nd to coincide with the Committee’s Total Rewards review of our Named Executive Officers’ compensation. The date of the Committee meeting is set in advance. It is our intent to continue to grant equity awards on the first business day of March each year, based on the same schedule. In accordance with this policy, 2010 equity grants were awarded on March 1, 2010.

Additionally, throughout the year, the Committee may grant equity awards to certain newly hired or promoted executives and to specific executives as necessary to encourage long-term retention. The grant date set for these equity awards is the first business day of the month following the hire, promotion or decision to provide a retention grant. On March 2, 2009, the Committee granted a special restricted stock award to Mr. DeVeydt, who was named by Institutional Investor magazine as the Top CFO in the Managed Care industry, as a retention vehicle. In setting this award, the Committee determined that Mr. DeVeydt had insufficient prior unvested compensation, and that our regular long-term grant guidelines for the CFO position were below the median of the market.

The stock options, performance share units and the restricted stock unit awards granted to the Named Executive Officers for 2009 are detailed on the Grants of Plan Based Awards table on page 56.

Pay Mix

We do not have a specific policy on determining pay mix when setting compensation levels for our Named Executive Officers. However, in support of our objective to align executive interests and rewards with those of our shareholders and drive the achievement of our mission and strategy, our compensation program emphasizes performance-based compensation in the form of the AIP and equity grant programs. A significant portion of our Named Executive Officers’ compensation is delivered through these performance-based programs. The graphs below show the general pay mix for our Named Executive Officers at the target level of performance.

Broad-Based Employee Benefits

Our Named Executive Officers generally participate in the broad-based employee benefits programs under the same terms and conditions as other associates. These benefit offerings include a medical plan with higher associate contributions for more highly paid associates such that Named Executive Officers pay 75% of the cost of the coverage. Other broad-based employee benefits include a dental plan, disability benefits, wellness benefits, life and accidental death and dismemberment insurance, business travel accident insurance, a 401(k) retirement savings plan, retiree healthcare benefits, a cash balance pension plan for associates who meet age and service criteria, an employee stock purchase plan and paid time off for holidays, vacations, illnesses, bereavement leave, jury duty and military service.

Executive Benefits

Executives, including the Named Executive Officers, participate in a deferred compensation program that is subject to Section 409A of the Tax Code. Under this program, described beginning on page 66, a participant may defer receipt of salary and annual incentive compensation and continue to receive pension and 401(k) credits for compensation above Tax Code earnings limits. We offer this plan to provide executives with the same Company-paid retirement savings opportunities, denominated as a percent of salary, as the rest of the workforce is provided through the 401(k) retirement savings plan, and under the same terms and conditions as the underlying all-associate plans. Participants choose among a subset of the market-based investments provided to all associates in the 401(k) retirement savings plan, and their account balances increase or decrease in accordance with the performance of the selected investments.

Ms. Braly was a participant in the RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan as described on page 68. This plan has been frozen since 2001, and there are no future benefit accruals to the plan. The present value of Ms. Braly’s frozen accrued benefit under this plan is approximately $50,000.

Perquisites

Executive perquisites are a small but important part of our competitive executive compensation package. We believe that our perquisite program enables our executive officers to focus on our business with minimal disruption. As described on page 66, we offer a limited set of perquisites to all Named Executive Officers. We do not provide Named Executive Officers with personal use of private aircraft, memberships in country clubs or automobile benefits, except as related to the enhanced safety and security benefits provided to Ms. Braly described in more detail in footnote 6 to the Summary Compensation Table. The Committee reviews the perquisite program annually.

Additional Compensation Policies

Stock Ownership Guidelines and Holding Requirements

We have stock ownership guidelines for all executives, including the Named Executive Officers. The ownership guideline is a multiple of the executive’s base salary and the executive has five years to meet the guideline. Beginning in 2010, the Committee amended the program to restrict the sale of our stock for executive officers who have not met their guidelines. The stock ownership guideline for Ms. Braly is five (5) times base salary. The stock ownership guideline for Mr. DeVeydt, Mr. Goulet, Ms. Lewis and Mr. Sassi is three (3) times base salary. For the purposes of this program, all shares directly owned, unvested restricted shares and unvested performance share units (once the performance criteria are satisfied), are included in the calculation. Unexercised stock options are not included in the calculation. The Committee reviews the extent to which our executives have complied with the guidelines. All of our executive officers including our Named Executive Officers own sufficient shares to meet their ownership guidelines.

In addition, as part of the WellPoint, Inc. Statement of Company Policy Regarding Securities Transactions by Company Personnel, all associates, including the Named Executive Officers, are prohibited from participating in any hedging transactions whereby the individual continues to own our stock but without the full risks and rewards of ownership.

Recoupment Policy

We operate under the clawback/recoupment policy for incentive compensation as required under the Sarbanes-Oxley Act of 2002. This policy provides that if we are required to restate our financial statements as a result of material noncompliance with a financial reporting requirement due to misconduct, the CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months after the inaccurate reporting, and any profits realized from the sale of stock during that 12-month period.

Beginning with quarterly reporting periods effective as of October 1, 2009, we have chosen to expand the policy required under the Sarbanes-Oxley Act to include all Section 16 officers (our executive officers and the Chief Accounting Officer). Recoupment will be discretionary and based on a review by our Board of Directors.

Severance and Change in Control Arrangements

Our Named Executive Officers are entitled to severance upon termination without cause by us pursuant to a program approved by the Committee in 2005. We believe that a severance program is needed to attract the executives that we need to achieve our business goals.

To be eligible for these benefits, executives generally agree to restrictive covenants including non-compete, non-solicitation of associates or customers, non-disparagement and confidentiality provisions which protect us from the competitive disadvantage that would result from losing executive talent to competitors. Additionally, in order to receive benefits, executives are generally required to release any prior claims against us.

Ms. Braly is eligible for these benefits pursuant to her employment agreement as described beginning on page 68. Mr. DeVeydt, Mr. Goulet, Ms. Lewis, and Mr. Sassi are eligible for severance benefits pursuant to the Executive Agreement Plan as described beginning on page 70.

Change in control severance benefits are paid pursuant to a double-trigger, which means that to receive such benefits there must be both: (1) a qualifying termination of employment, and (2) termination occurs after a change in control as detailed in the agreements described above and in “Compensation Plans—Employment Agreements” and “Compensation Plans—Other Executive Severance Arrangements.”

Pursuant to the Executive Agreement Plan that was approved in 2005 and Ms. Braly’s contract replacing her participation in that program in 2007, the Named Executive Officers are eligible for reimbursement and full gross-up of any excise taxes imposed on them after a change in control pursuant to Section 4999 of the Tax Code.

In March 2009, the Committee amended the Executive Agreement Plan to remove the tax gross-up feature for future newly hired or promoted executive vice presidents and senior vice presidents who are not currently eligible for this benefit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

William J. Ryan, Chairperson

William H.T. Bush

Jane G. Pisano

Senator Donald W. Riegle, Jr.

Jackie M. Ward

Assessment of Compensation-Related Risks

In January 2010, several members of our management team, including our Chief Risk Officer, conducted an assessment of the risks arising from our compensation policies and practices. The team reviewed and discussed the design features, characteristics, performance metrics at the Company and business unit levels and approval mechanisms of all Total Rewards programs for all associates, including salaries, incentive plans, sales incentives, stock options, performance shares and restricted stock awards, to determine whether any of these policies or programs could create risks that are reasonably likely to have a material adverse effect on us.

In March 2010, our Compensation Committee conducted a thorough review of the management team’s assessment of the risks that could arise from our compensation policies and practices. As part of their review, the Compensation Committee specifically noted the following factors that reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance, business unit financial performance, operational measures and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance shares and time-based restricted stock.

•

A significant portion of our executive compensation is tied to how our stock price performs over a period of multiple years, with equity-based awards generally vesting evenly over three years and stock options having terms of seven years. This minimizes the benefit of a temporary spike in stock price.

•	The Compensation Committee has expanded the recoupment policy required by the Sarbanes-Oxley Act to cover all of our executive officers subject to Section 16 of the Exchange Act.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.

•

Incentive programs use financial measures with sliding scales, with amounts interpolated for awards between $0, target and maximum. Awards are capped at 200% of target for annual incentives and 150% of target for performance shares.

•	Executive officers are subject to stock ownership guidelines, holding requirements and our insider trading policy.

Based on such assessment, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth the compensation paid or earned by each of our Named Executive Officers for the years ended December 31, 2009 and, where applicable, December 31, 2008 and December 31, 2007.

Name & Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compen- sation ($)(4)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)		All Other Compen- sation ($)(6)		Total ($)
Angela F. Braly Chair of the Board, President and CEO	2009 2008 2007	$ $ $	1,144,000 1,135,538 922,269	$ $ $	0 0 0	$ $ $	6,200,028 2,396,934 4,175,210	$ $ $	3,973,688 4,877,756 8,989,993	$ $ $	1,487,086 73,810 588,311	$ $ $	11,360 11,970 3,706	$ $ $	292,036 169,561 179,677	$ $ $	13,108,198 8,665,569 14,841,166

Wayne S. DeVeydt EVP and Chief Financial Officer	2009 2008 2007	$ $ $	700,000 648,769 515,862	$ $ $	100,000 0 0	$ $ $	4,666,674 2,060,351 760,048	$ $ $	1,068,206 1,311,218 1,636,533	$ $ $	628,702 27,573 215,424	$ $ $	0 0 0	$ $ $	82,757 84,852 80,240	$ $ $	7,246,339 4,132,763 3,208,107

Ken R. Goulet President and CEO, Commercial Business Unit and EVP	2009 2008	$ $	700,000 648,769	$ $	0 0	$ $	2,000,024 644,351	$ $	1,281,825 1,311,218	$ $	355,443 27,573	$ $	0 0	$ $	89,615 94,639	$ $	4,426,907 2,726,550

Dijuana K. Lewis President and CEO, Comprehensive Health Solutions Business Unit and EVP	2009 2008	$ $	650,000 626,635	$ $	200,000 0	$ $	1,666,668 644,351	$ $	1,068,206 1,311,218	$ $	602,492 25,065	$ $	6,207 8,919	$ $	266,398 94,935	$ $	4,459,971 2,711,123

Brian A. Sassi President and CEO, Consumer Business Unit and EVP	2009		$625,000		$0		$1,666,668		$1,068,206		$652,162		$5,663		$73,931		$4,091,630

(1)

The amounts in this column include the discretionary bonuses awarded to Mr. DeVeydt to recognize his shared responsibility in leading the sale of our NextRx subsidiaries to Express Scripts, Inc. and to Ms. Lewis to recognize her shared responsibility in leading the sale of our NextRx subsidiaries to Express Scripts, Inc. and to supplement our standard relocation assistance program.

(2)

The amounts in this column reflect the grant date fair value of stock awards issued during the respective fiscal year pursuant to our stock incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC 718. The grant date fair value of any performance-based awards was computed based on the level of performance that was deemed probable on the grant date.

For 2007 and 2008, the amounts in this column include the grant date fair values for performance-based restricted stock units based on the target level of performance being achieved. In 2008, our return on equity target was not met. As a result, all of the restricted stock units awarded in 2008 were cancelled. Based on our adjusted earnings per share and profits in 2007, 33.4% of the restricted stock units awarded in 2007 were cancelled.

For 2009, the amounts in this column include the grant date fair values for time-based restricted stock units and performance share units. The grant date fair value for the performance share units for 2009 was computed based on the target level of performance being achieved. Based on our actual adjusted consolidated operating gain performance for 2009, the target number of performance share units granted to our Named Executive Officers was multiplied by a performance factor of 94.41%. The table below sets forth the grant date fair value of the restricted stock units granted in 2009 and the performance share units granted in 2009 at the target level of performance, the maximum level of performance and the actual level of performance:

Name	Restricted Stock Units	Performance Share Units – Target	Performance Share Units – Maximum	Performance Share Units – Actual
Angela F. Braly	$3,100,029	$3,099,999	$4,649,999	$2,926,713
Wayne S. DeVeydt	$3,833,355	$833,319	$1,249,993	$786,724
Ken R. Goulet	$1,000,012	$1,000,012	$1,500,034	$944,117
Dijuana K. Lewis	$833,349	$833,319	$1,249,993	$786,724
Brian A. Sassi	$833,349	$833,319	$1,249,993	$786,724

(3)

The amounts in this column reflect the grant date fair value of stock option awards issued during the respective fiscal year pursuant to our stock incentive plans (except disregarding the estimated forfeitures related to service-based vesting conditions) in accordance with ASC 718.

Due to the decline in the market price of our common stock, if the valuation for the options shown for 2007 and 2008 was based on the intrinsic value of the award (calculated as the difference between the value of the option based upon the closing price of our common stock on December 31, 2009 of $58.29 and the option exercise price) rather than the grant date fair value reflected in this table, all of the options would be “out of the money” and have no intrinsic value.

The assumptions used in the calculation of the grant date fair value of the options were as follows:

Awards Granted In	Dividend Yield	Volatility	Expected Life	Risk-Free Interest Rate
2009	0.00%	37.00%	4.0 years	1.79%
2008	0.00%	26.00%	4.0 years	3.36%
2007	0.00%	22.00%	4.4 years	4.56%

(4)

The amounts in this column represent cash AIP awards earned during the reported year which were paid in the following year. Based on a combination of Company, business unit and individual performance, the awards earned as a percentage of their respective target awards for 2009 (and paid in 2010) were 92.85% for Ms. Braly, 92.85% for Mr. DeVeydt, 53.45% for Mr. Goulet, 102.99% for Ms. Lewis, and 122.76% for Mr. Sassi.

(5)

The amounts in this column reflect the increase in the actuarial present value of the Named Executive Officer’s benefits under all pension plans established by us from such pension plans’ applicable measurement date used for financial statement reporting purposes with respect to our audited financial statements. These amounts were determined using discount rate, lump sum interest rate, post-retirement mortality rates and payment distribution assumptions consistent with those used in our financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. We do not provide any above market returns on deferred compensation so no deferred compensation earnings are included.

(6)

The amounts in this column for 2009 include cash and reimbursements as part of the WellPoint Directed Executive Compensation Plan (“DEC”), as described under “Compensation Plans—WellPoint Directed Executive Compensation Plan,” and the cost of an executive physical, as detailed in the following table:

Name	DEC Cash	DEC Reimbursements	Executive Physical
Angela F. Braly	$54,000	$14,060	$0
Wayne S. DeVeydt	$30,000	$2,000	$1,103
Ken R. Goulet	$30,000	$14,060	$1,900
Dijuana K. Lewis	$30,000	$14,060	$2,281
Brian A. Sassi	$30,000	$2,675	$2,500

The amounts shown above as “DEC Cash” are the amounts of cash actually paid to the Named Executive Officer as cash credits under the DEC in 2009. The DEC reimbursements and executive physical amounts are the actual amounts paid to each provider of the benefits or reimbursed to the Named Executive Officer in 2009.

The remaining perquisites and personal benefits received by the Named Executive Officers included in this column for 2009 consist of:

•

In light of growing concerns regarding the safety of Ms. Braly and her family as a result of the national health care debate, we provided Ms. Braly with additional security, including personal security during travel, a security-enhanced vehicle and in-home security. We incurred expenses of $150,907 for these security measures.

•	Ms. Braly had family members accompany her on business travel on the fractional share aircraft at no additional incremental cost to us.

•

For Ms. Lewis, we incurred $167,553 in expenses related to her relocation to our headquarters in Indianapolis, Indiana, including moving, storage, temporary housing, house hunting expenses, closing costs and recording costs. A tax gross up of $11,231 is also included in this amount, covering the taxable portion of these costs.

The amounts in this column also include matching contributions made by us under the applicable 401(k) and deferred compensation plans in 2009. These amounts are detailed in the following table:

Name	401(k) Match	Deferred Comp Match
Angela F. Braly	$14,700	$58,369
Wayne S. DeVeydt	$14,700	$34,954
Ken R. Goulet	$11,347	$32,308
Dijuana K. Lewis	$14,700	$37,804
Brian A. Sassi	$14,700	$24,056

Grants of Plan Based Awards

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: # of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Angela F. Braly	—		$80,080	$1,601,600	$3,203,200
	3/2/2009	(4)				0	102,990	154,485				$3,099,999
	3/2/2009	(5)							102,991			$3,100,029
	3/2/2009	(6)								429,124	$30.10	$3,973,688
Wayne S. DeVeydt	—		$33,856	$677,115	$1,354,230
	3/2/2009	(4)				0	27,685	41,528				$833,319
	3/2/2009	(5)							127,354			$3,833,355
	3/2/2009	(6)								115,357	$30.10	$1,068,206
Ken R. Goulet	—		$33,250	$665,000	$1,330,000
	3/2/2009	(4)				0	33,223	49,835				$1,000,012
	3/2/2009	(5)							33,223			$1,000,012
	3/2/2009	(6)								138,426	$30.10	$1,281,825
Dijuana K. Lewis	—		$29,250	$585,000	$1,170,000
	3/2/2009	(4)				0	27,685	41,528				$833,319
	3/2/2009	(5)							27,686			$833,349
	3/2/2009	(6)								115,357	$30.10	$1,068,206
Brian A. Sassi	—		$26,563	$531,250	$1,062,500
	3/2/2009	(4)				0	27,685	41,528				$833,319
	3/2/2009	(5)							27,686			$833,349
	3/2/2009	(6)								115,357	$30.10	$1,068,206

(1)

These columns show the range of payouts targeted for 2009 performance under the AIP. The cash payouts for 2009 performance were made in March 2010 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The plan includes various measures of our performance, which each have a different weight and an independent threshold performance level. For corporate operating gain, which is weighted at 40%, there is a payout from 0% to 100% for performance between the threshold and target level and up to 225% for maximum performance. For business unit operating gain, which is weighted at 30%, there is a payout from 0% to 100% for performance between the threshold and target level and up to 200% for maximum performance. For individual performance, weighted at 20%, there is a payout from 0% to 200% based on individual performance. For two measures each weighted 5%, there is no payment for performance below the target. If there is no payment on one or more measures, a payment can still be earned based on performance against the other measures. The amounts included under “Threshold” reflect the amounts that would be paid under the AIP if target performance was achieved for one of the measures weighted 5% but no payouts were earned under any of the other performance measures. The maximum total payment under the AIP is 200% of target.

(2)	All options were granted at an exercise price equal to the fair market value based on the closing market value of our common stock on the NYSE on the date of grant.

(3)

The grant date fair value of these awards was calculated in accordance with ASC 718. There is no assurance that the value realized by an executive, if any, will be at or near the amounts shown in this column.

(4)

Represents the performance share units granted to each Named Executive Officer under the WellPoint Incentive Compensation Plan (the “Incentive Plan”). The final number of shares received depends on our performance versus our corporate operating gain goal. The final number of shares will be from 0% to 100% of target for performance between the threshold and target level and up to 150% of target for maximum performance. The Compensation Committee determined that the corporate operating gain achieved was 94.41% of the goal. Therefore, the number of performance share units granted was multiplied by 94.41% to calculate the final shares issued. Consequently, the number of performance share units issued was 97,233 for Ms. Braly, 26,137 for Mr. DeVeydt, 31,366 for Mr. Goulet, 26,137 for Ms. Lewis and 26,137 for Mr. Sassi. These shares vest in equal installments on the first three anniversaries of the grant date.

(5)

Represents the number of restricted stock units granted to each Named Executive Officer under the Incentive Plan. These shares vest in equal installments on the first three anniversaries of the grant date. Additionally, Mr. DeVeydt received a special retention grant of 99,668 shares which will vest 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date.

(6)	Represents the number of stock options granted to each Named Executive Officer as an annual grant under the Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Angela F. Braly					117,656	$6,858,168	102,990	$6,003,287
	15,640	0	$32.055	8/10/13
	49,600	0	$41.030	1/25/14
	100,000	0	$63.360	4/4/15
	80,000	0	$76.590	3/1/16
	40,000	0	$75.130	11/1/16
	266,665	146,668	$80.810	3/1/17
	135,417	135,419	$70.800	3/3/15
	71,520	357,604	$30.100	3/2/16
Wayne S. DeVeydt					129,435	$7,544,766	27,685	$1,613,759
	32,000	0	$63.360	4/4/15
	60,000	0	$76.590	3/1/16
	51,555	10,312	$80.810	3/1/17
	8,888	4,445	$81.070	7/2/17
	36,402	36,403	$70.800	3/3/15
	0	96,131	$30.100	3/2/16
Ken R. Goulet					34,680	$2,021,497	33,223	$1,936,569
	33,833	0	$44.900	6/27/14
	34,662	0	$63.360	4/4/15
	29,333	0	$76.590	3/1/16
	38,889	7,778	$80.810	3/1/17
	4,000	2,000	$78.060	11/1/17
	36,402	36,403	$70.800	3/3/15
	1,071	115,355	$30.100	3/2/16
Dijuana K. Lewis					29,236	$1,704,166	27,685	$1,613,759
	4,667	0	$44.180	5/17/14
	16,668	0	$63.360	4/4/15
	16,667	0	$73.800	9/1/15
	50,000	0	$76.590	3/1/16
	41,666	8,334	$80.810	3/1/17
	4,000	2,000	$78.060	11/1/17
	36,402	36,403	$70.800	3/3/15
	19,226	96,131	$30.100	3/2/16
Brian A. Sassi					28,387	$1,654,678	27,685	$1,613,759
	4,431	0	$63.360	4/4/15
	22,000	0	$76.590	3/1/16
	21,110	4,223	$80.810	3/1/17
	36,402	36,403	$70.800	3/3/15
	0	96,131	$30.100	3/2/16

(1)	The vesting schedule is shown below based on the expiration dates of the above grants:

Option Expiration Date	Vesting Schedule
3/1/2017	All remaining vested on March 1, 2010.
7/2/2017	Vest in equal installments on January 2, 2010 and July 2, 2010.
11/1/2017	Vest in equal installments on May 1, 2010 and November 1, 2010.
3/3/2015	Vest in equal installments on March 3, 2010, September 3, 2010 and March 3, 2011.
3/2/2016	Vest in equal installments on March 2, 2010, September 2, 2010, March 2, 2011, September 2, 2011 and March 2, 2012.

(2)

The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the target number of performance share units granted to our Named Executive Officers in 2009. The final number of shares earned depended on our performance versus our corporate operating gain goal. As discussed in footnote 4 to the Grants of Plan Based Awards table, the Compensation Committee determined that the corporate operating gain achieved was 94.41% of the target. Therefore, the number of performance share units granted was multiplied by 94.41% to calculate the actual performance share units earned.

The table below shows the vesting dates for the number of shares of common stock underlying unvested restricted stock grants reflected in the “Number of Shares or Units of Stock That Have Not Vested” column, as well as the vesting dates for the actual performance share units earned, as described above.

Name	Vesting Date	Restricted Stock (#)	Performance Share Units (#)
Angela F. Braly	3/1/2010	14,665	—
	3/2/2010	34,330	32,411
	3/2/2011	34,330	32,411
	3/2/2012	34,331	32,411
Wayne S. DeVeydt	3/1/2010	1,712	—
	3/2/2010	9,228	8,712
	7/2/2010	369	—
	3/2/2011	59,063	8,712
	3/2/2012	34,146	8,713
	3/2/2013	24,917	—
Ken R. Goulet	3/1/2010	1,291	—
	3/2/2010	11,074	10,455
	11/1/2010	166	—
	3/2/2011	11,074	10,455
	3/2/2012	11,075	10,456
Dijuana K. Lewis	3/1/2010	1,384	—
	3/2/2010	9,228	8,712
	11/1/2010	166	—
	3/2/2011	9,229	8,712
	3/2/2012	9,229	8,713
Brian A. Sassi	3/1/2010	701	—
	3/2/2010	9,228	8,712
	3/2/2011	9,229	8,712
	3/2/2012	9,229	8,713

(3)	These amounts are calculated by multiplying $58.29, the closing price of our common stock on December 31, 2009, by the applicable number of shares.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Angela F. Braly	0	$0	28,310	$1,027,231
Wayne S. DeVeydt	19,226	$492,955	4,729	$149,594
Ken R. Goulet	22,000	$523,173	7,759	$356,103
Dijuana K. Lewis	0	$0	8,914	$358,768
Brian A. Sassi	19,226	$513,490	6,618	$286,752

(1)	Includes the following shares:

•	Shares that vested pursuant to a grant made at the time of hire, promotion or increase in job responsibilities:

Angela F. Braly	19,683 shares
Wayne S. DeVeydt	369 shares
Ken R. Goulet	5,166 shares
Dijuana K. Lewis	5,166 shares
Brian A. Sassi	5,000 shares

•	Shares that vested from the 2005 Annual Incentive Plan:

Angela F. Braly	313 shares
Wayne S. DeVeydt	148 shares
Ken R. Goulet	79 shares
Dijuana K. Lewis	281 shares

•	Shares that vested from the 2006 annual grant of restricted stock:

Angela F. Braly	3,334 shares
Wayne S. DeVeydt	2,500 shares
Ken R. Goulet	1,223 shares
Dijuana K. Lewis	2,084 shares
Brian A. Sassi	917 shares

•	Shares that vested from the 2007 annual grant of restricted stock:

Angela F. Braly	4,980 shares
Wayne S. DeVeydt	1,712 shares
Ken R. Goulet	1,291 shares
Dijuana K. Lewis	1,383 shares
Brian Sassi	701 shares

(2)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the specified plans, computed as of December 31, 2009, the same pension plan measurement date used for financial reporting purposes with respect to our 2009 audited financial statements. Information regarding the specified plans can be found under the heading “Compensation Plans.”

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During the Last Fiscal Year ($)
Angela F. Braly	WellPoint Cash Balance Pension Plan(2),(3)	5.00	$58,163	$0

	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(2)	5.00	0	0

	RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan	3.34	49,197	0

	Total		$107,360	$0

Wayne S. DeVeydt	None		$0	$0

	Total		$0	$0

Ken R. Goulet	None		$0	$0

	Total		$0	$0

Dijuana K. Lewis	WellPoint Cash Balance Pension Plan(2)	11.42	$162,250	$0

	Total		$162,250	$0

Brian A. Sassi	WellPoint Cash Balance Pension Plan(2)	12.00	$79,173	$0

	Supplemental Pension Benefit portion of the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan(2)	12.00	39,853

	Total		$119,026	$0

(1)

Assumptions used in the calculation of the amounts in this column are included in Note 10 to our audited consolidated financial statements for the year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 18, 2010.

(2)

The Named Executive Officer’s years of actual service are greater than the credited service because the predecessor plans were frozen for certain participants. There is no resulting increase in benefits because the Named Executive Officers did not meet the Rule of 65. The Rule of 65 is described in “Compensation Plans—WellPoint Cash Balance Pension Plan.”

(3)

The present value of the accumulated benefit is the sum of the frozen benefit earned under the prior Blue Cross and Blue Shield of Missouri Retirement Program plus the frozen benefit earned under the WellPoint Cash Balance Pension Plan.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)($)	WellPoint Contributions in Last Fiscal Year(2)($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals / Distributions($)	Aggregate Balance at Last Fiscal Year End(3)($)
Angela F. Braly	$58,369	$58,369	$340,318	$151,668	$2,343,833
Wayne S. DeVeydt	$36,609	$34,954	$60,123	$0	$309,471
Ken R. Goulet	$57,253	$32,308	$170,950	$0	$733,822
Dijuana K. Lewis.	$39,308	$37,804	$9,641	$318,234	$126,060
Brian A. Sassi	$24,056	$24,056	$111,767	$0	$3,724,020

(1)	These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(3)

Portions of these amounts were included in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for 2007 and 2008 for Ms. Braly and Mr. DeVeydt and for 2008 for Mr. Goulet and Ms. Lewis.

Potential Payments Upon Termination or Change in Control

The following table describes the potential additional payments and benefits under our compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon a termination of employment. The Named Executive Officers would also be entitled to vested benefits and generally available benefits under our various plans and arrangements, as discussed after the following table. The following includes the various types of circumstances that would trigger payments and benefits under plans, agreements and arrangements currently in effect, but it is always possible that different arrangements could be negotiated in connection with an actual termination of employment or change in control. Further, the amounts shown are estimates and are based on numerous assumptions, including that employment terminated on December 31, 2009 (i.e., the last business day in 2009 on which securities were traded on the NYSE). Therefore, the actual amounts of the payments and benefits that would be received by the Named Executive Officers could be more or less than the amounts set forth below, and can only be determined at the time of an actual termination of employment event.

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Tax Gross- Up(4)	Total Additional Post Termination Payment & Benefit Value
Angela F. Braly
Company initiated (not for cause) or good reason termination by employee following a change in control(5)	$8,731,008	$1,601,600	$22,606,737	$207,000	$23,335	$13,500	$4,976,907	$38,160,087
Company initiated (not for cause) or good reason termination by employee(6)	$5,491,200	$1,487,086	$0	$138,000	$15,557	$13,500	$0	$7,145,343
Retirement(7)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$1,487,086	$0	$0	$0	$0	$0	$1,487,086
Death	$0	$1,487,086	$22,606,737	$0	$0	$0	$0	$24,093,823
Long-term disability	$0	$1,487,086	$22,606,737	$0	$0	$0	$0	$24,093,823
For cause	$0	$0	$0	$0	$0	$0	$0	$0

	Cash Severance	AIP Award for Year of Termination	Acceleration or Continuation of Equity Awards(1)	Continuation of Executive Benefits	Continuation of Health & Life Coverage(2)	Post- Termination Benefits(3)	Tax Gross- Up(4)	Total Additional Post Termination Payment & Benefit Value
Wayne S. DeVeydt
Company initiated (not for cause) or good reason termination by employee following a change in control(5)	$4,452,000	$675,115	$11,778,225	$135,000	$23,335	$13,500	$2,893,425	$19,970,600
Company initiated (not for cause) or good reason termination by employee(6)	$2,800,000	$628,702	$0	$90,000	$15,557	$13,500	$0	$3,547,759
Retirement(7)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$628,702	$0	$0	$0	$0	$0	$628,702
Death	$0	$628,702	$11,778,225	$0	$0	$0	$0	$12,406,927
Long-term disability	$0	$628,702	$11,778,225	$0	$0	$0	$0	$12,406,927
For cause	$0	$0	$0	$0	$0	$0	$0	$0

Ken R. Goulet
Company initiated (not for cause) or good reason termination by employee following a change in control(5)	$4,340,700	$665,000	$7,101,679	$135,000	$23,335	$13,500	$2,651,800	$14,931,014
Company initiated (not for cause) or good reason termination by employee(6)	$2,730,000	$355,443	$0	$90,000	$15,557	$13,500	$0	$3,204,500
Retirement(7)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$355,443	$0	$0	$0	$0	$0	$355,443
Death	$0	$355,443	$7,101,679	$0	$0	$0	$0	$7,457,122
Long-term disability	$0	$355,443	$7,101,679	$0	$0	$0	$0	$7,457,122
For cause	$0	$0	$0	$0	$0	$0	$0	$0

Dijuana K. Lewis
Company initiated (not for cause) or good reason termination by employee following a change in control(5)	$3,927,300	$602,492	$5,937,625	$135,000	$23,335	$13,500	$2,192,896	$12,832,148
Company initiated (not for cause) or good reason termination by employee(6)	$2,470,000	$602,492	$0	$90,000	$15,557	$13,500	$0	$3,191,549
Retirement(7)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$602,492	$0	$0	$0	$0	$0	$602,492
Death	$0	$602,492	$5,937,625	$0	$0	$0	$0	$6,540,117
Long-term disability	$0	$602,492	$5,937,625	$0	$0	$0	$0	$6,540,117
For cause	$0	$0	$0	$0	$0	$0	$0	$0

Brian A. Sassi
Company initiated (not for cause) or good reason termination by employee following a change in control(5)	$3,676,875	$652,162	$5,888,137	$135,000	$23,335	$13,500	$2,163,498	$12,552,507
Company initiated (not for cause) or good reason termination by employee(6)	$2,312,500	$652,162	$0	$90,000	$15,557	$13,500	$0	$3,083,719
Retirement(7)	$0	$0	$0	$0	$0	$0	$0	$0
Resignation	$0	$652,162	$0	$0	$0	$0	$0	$652,162
Death	$0	$652,162	$5,888,137	$0	$0	$0	$0	$6,540,299
Long-term disability	$0	$652,162	$5,888,137	$0	$0	$0	$0	$6,540,299
For cause	$0	$0	$0	$0	$0	$0	$0	$0

(1)

For all Named Executive Officers, all unvested equity awards vest immediately upon termination following a change in control or due to death or long-term disability. Upon an eligible retirement, unvested equity awards continue to vest on the existing vesting schedule. None of the Named Executive Officers is currently retirement eligible. The amounts in this column represent: (1) for stock option awards, the amount that could be realized from the exercise of all stock options held by the Named Executive Officer that would immediately vest or continue to vest upon the indicated termination, which is calculated by subtracting the exercise price of the option from the market price of a share of our common stock on December 31, 2009, and multiplying the result by the total number of shares that could be acquired on exercise at that exercise price, and (2) for restricted stock and performance share unit awards, the value of the unvested restricted shares and the actual performance share units earned for 2009 held by the Named Executive Officer that would vest upon the indicated termination, which is calculated by multiplying the number of such shares or units by the market price of a share of our common stock on December 31, 2009.

(2)	Estimate based on the average Company cost per employee for these coverages.

(3)	Represents outplacement services available under our policy.

(4)

Amounts are based on the assumption that the acquiring company does not assume our unvested stock options. Therefore, the valuation of these stock options for Section 280(g) purposes is based on their intrinsic value at December 31, 2009.

(5)

Executive is a participant in the WellPoint, Inc. Executive Agreement Plan or, in the case of Ms. Braly, has an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 300% of base salary plus target AIP award, (2) a payment equal to 6% of this amount to cover the value of the Company match under the 401(k) Plan and supplemental plan on this payment, (3) an annual AIP award equal to the greater of the annual target AIP award or AIP award earned under the normal terms of the AIP plan for the year, (4) a three year continuation of health and life insurance coverage, and (5) a payment equal to 300% of the annual value of executive benefits.

(6)

Executive is a participant in the WellPoint, Inc. Executive Agreement Plan or, in the case of Ms. Braly, has an employment agreement, which provides the following benefits for this termination event: (1) a severance benefit of 200% of salary plus target AIP award, (2) a two year continuation of health and life insurance coverage, and (3) a payment equal to 200% of the annual value of executive benefits.

(7)	These executives are not retirement eligible.

The Named Executive Officers would also be entitled to the vested benefits included in the Outstanding Equity Awards at Fiscal Year-End table, the Nonqualified Deferred Compensation table and the Pension Benefits table. In addition, the amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, health benefits and distribution of account balances under the 401(k) Plan.

COMPENSATION PLANS

Annual Incentive Plan

Under the Annual Incentive Plan (the “AIP”), participants are eligible to receive awards of cash or shares of restricted stock based upon the achievement of performance measures established by the Compensation Committee. Such awards are stated as a percentage of earnings payable to the eligible associates, with a range of targets from 5% to 140%. The Committee retains the discretion to adjust these earned awards to reflect individual performance. The maximum award is 200% of target. In 2009, the amounts earned by our Named Executive Officers under the AIP were paid in cash under the WellPoint Incentive Compensation Plan (the “Incentive Plan”). Amounts payable under the AIP are paid during the year immediately following the performance year and are payable only upon approval of the Compensation Committee. Participants must have been employed on or before October 1st of the performance year in order to receive a payment under the AIP. Also, participants must have been actively employed by us on the last business day of the plan year to receive an award. In the event of a death, qualified retirement or an approved disability of a participant during a plan year, a prorated amount may be payable.

WellPoint Incentive Compensation Plan

On May 19, 2009, shareholders approved the amended and restated Incentive Plan, which plan was formally known as the WellPoint 2006 Incentive Compensation Plan (the “2006 Stock Plan”). The 2006 Stock Plan was approved by our shareholders in May 2006. The Incentive Plan gives the authority to the Compensation Committee to make incentive awards consisting of stock options, stock, restricted stock, restricted stock units, cash-based awards, stock appreciation rights, performance shares and performance units. The Compensation Committee selects the participants from our non-employee directors, employees and consultants and determines whether to grant incentive awards, the types of incentive awards to grant and any requirements and restrictions relating to incentive awards. The Compensation Committee is also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP.

The Incentive Plan reserved for issuance for incentive awards to non-employee directors, employees and consultants 60,068,344 shares of our common stock, plus any additional shares of our common stock subject to outstanding options or other awards under the 2006 Stock Plan or the Anthem 2001 Stock Incentive Plan (the “2001 Plan”) that expired, were forfeited or otherwise terminated unexercised on or after May 19, 2009 and May 16, 2006, respectively. From and after May 19, 2009, no further grants or awards were made under the 2006 Stock Plan.

Anthem 2001 Stock Incentive Plan

The 2001 Plan was approved by our shareholders in May 2003 and gives the Compensation Committee the authority to make incentive awards consisting of stock options, restricted stock and restricted stock units to our directors, executives and associates. The Compensation Committee was also authorized to grant shares of restricted and unrestricted common stock in lieu of obligations to pay cash under other plans and compensatory arrangements, including the AIP. From and after May 16, 2006, no further grants or awards were made under the 2001 Plan.

WHN Stock Incentive Plans

The WellPoint Health Networks Inc. 1999 Stock Incentive Plan (the “1999 Plan”) was approved by WHN’s stockholders in May 1999. Under the 1999 Plan, employees of WHN and its subsidiaries received equity-based compensation, including restricted stock and stock options. At the time of our merger with WHN, WHN employees and directors also had stock options outstanding under (1) the WellPoint Health Networks Inc. 2000 Stock Option Plan; (2) the RightCHOICE Managed Care, Inc. 2001 Stock Incentive Plan, the RightCHOICE Managed Care, Inc. 1994 Equity Incentive Plan and the RightCHOICE Managed Care, Inc. Nonemployee Directors’ Stock Option Plan, which were assumed by WHN in connection with WHN’s merger with RightCHOICE Managed Care, Inc. in 2002; and (3) the Cobalt Corporation Equity Incentive Plan, which was assumed by WHN in connection with WHN’s merger with Cobalt Corporation in 2003 (the plans described in clauses (1), (2) and (3) are collectively referred to as the “WHN Plans”). Pursuant to the merger agreement between WHN and us, all equity awards for WHN common stock outstanding at the close of the merger were converted into equity awards for our common stock and were assumed by us. No new equity awards can be made under the 1999 Plan or the WHN Plans.

Employee Stock Purchase Plan

On May 19, 2009, shareholders approved the amended and restated Employee Stock Purchase Plan (the “Stock Purchase Plan”) which is intended to comply with Section 423 of the Tax Code and to provide a means by which to encourage and assist associates in acquiring a stock ownership interest in us. The Stock Purchase Plan is administered by the Compensation Committee and amends and restates a previously approved employee stock purchase plan. The Compensation Committee has complete discretion to interpret and administer the Stock Purchase Plan and the rights granted under it and determines the terms of each offering that permits purchases of our common stock. Any of our associates are eligible to participate, as long as the associate does not own stock totaling 5% or more of our voting power or value. No associate will be permitted to purchase more than $25,000 worth of stock in any calendar year, determined in accordance with Section 423 of the Tax Code. Based on the current terms of the Stock Purchase Plan, this value is determined based on the fair market value of the stock on the last trading day of each plan offering period. The Stock Purchase Plan reserved 14,000,000 shares of stock for issuance and purchase by associates.

Associates become participants by electing payroll deductions from 1% to 15% of gross compensation. Payroll deductions are accumulated during each plan offering period and applied toward the purchase of stock on the last trading day of each plan offering period. The purchase price per share will equal 85% (or such higher percentage as may be set by the Compensation Committee) of the fair market value of a share of common stock on the last trading day of the plan offering period. Once purchased, the stock is accumulated in the associate’s investment account.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under our equity compensation plans as of December 31, 2009 are as follows:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders as of December 31, 2009	23,189,551	(2)	$59.8001	45,559,682	(3)

(1)	We have no equity compensation plans pursuant to which awards may be granted in the future that have not been approved by security holders.

(2)

Excludes outstanding stock options from options assumed in acquisitions as detailed below. Including all such assumed options and the outstanding options shown in the table, there were a total of 26,525,245 shares to be issued upon the exercise of outstanding stock options as of December 31, 2009. The weighted average exercise price of these options was $56.98. Excludes 155,571 shares to be issued upon the exercise of outstanding stock options as of December 31, 2009 under the Trigon Healthcare, Inc. 1997 Stock Incentive Plan, as amended, and certain options granted to consultants to Trigon Healthcare, Inc. (“Trigon”) assumed by us as part of the acquisition of Trigon on July 31, 2002. The weighted average exercise price of these options was $23.10. Also excludes 2,715,958 shares to be issued upon the exercise of outstanding stock options under the 1999 Plan and the WHN Plans as of December 31, 2009. The weighted average exercise price of these options was $39.67. Also excludes 330,670 shares to be issued upon the exercise of outstanding stock options under the WellChoice, Inc. 2003 Omnibus Incentive Plan as of December 31, 2009. The weighted average exercise price of these options was $36.54. Also excludes 133,495 shares to be issued upon the exercise of outstanding stock options as of December 31, 2009 under the Resolution Health, Inc. 2003 Stock Plan assumed by us as part of the acquisition of Resolution Health, Inc. on April 15, 2008. The weighted average exercise price of these options was $9.30. We also had 4,201,554 unvested shares of restricted stock outstanding as of December 31, 2009.

(3)

Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options.” Includes 38,478,530 shares at December 31, 2009 available for issuance as stock options, restricted stock awards, performance stock awards, performance awards and stock appreciation rights under the Incentive Plan. Includes 7,081,152 shares of common stock at December 31, 2009 available for issuance under the Stock Purchase Plan.

WellPoint Directed Executive Compensation Plan

The WellPoint Directed Executive Compensation Plan (the “DEC”) is a plan that provides our officers with flexibility to tailor certain personal benefits or perquisites to meet their needs using a combination of cash and core credits. The amount of cash and core credits the executive receives is based upon his or her position with us, with the President and Chief Executive Officer receiving $69,000 per year total in cash and core credits, executive vice presidents receiving $45,000 per year total in cash and core credits and senior vice presidents receiving $28,000 per year total in cash and core credits. Cash credits under the DEC are paid to the executive in cash and are in lieu of executive perquisites such as the following: automobile-related benefits, first class air travel, airline clubs, savings or retirement accounts and additional life insurance or long-term disability insurance. Core credits may be used to reimburse the executive for the cost of financial/retirement planning, estate planning, tax return preparation and legal services relating to these services, plus tax, legal and financial investment magazine subscriptions and tax and legal software. For 2010, we have suspended the core credit feature of the DEC. Newly hired or promoted executives will participate in the program at the beginning of the month following their hire date or the effective date of their promotion and receive a prorated amount of credits for the year.

WellPoint, Inc. Executive Salary Continuation Plan

We maintain the WellPoint, Inc. Executive Salary Continuation Plan for vice presidents, senior vice presidents, and executive vice presidents. Salary continuation is provided at no cost to the executive and pays a benefit equal to 100% of base salary and is payable on the eighth consecutive calendar day of a covered disability, for up to 180 days.

WellPoint 401(k) Retirement Savings Plan

We maintain the WellPoint 401(k) Retirement Savings Plan (“401(k) Plan”). The 401(k) Plan is sponsored by ATH Holding Company, LLC and is designed to provide all of our associates with a tax-deferred, long-term savings vehicle. During 2009, we made matching contributions in an amount equal to 100% of the first 6% of an associate’s annual earnings that he or she contributed. Annual earnings for executives is base salary, AIP cash awards and cash bonuses. Our matching contributions begin following one year of service. None of our matching contributions is in the form of our common stock. During 2009, an associate could contribute 1% to 60% of his or her base salary and AIP cash award. In addition, participants who are age 50 by the end of a plan year can contribute an additional amount (a “catch-up contribution”), up to the limit described in Section 414(v) of the Tax Code as in effect for the plan year in which the contribution is made. We offered 17 investment funds for participants to invest their contributions. Our common stock is an investment option under the 401(k) Plan. Another investment option is the Vanguard Brokerage Option, which offers 401(k) Plan participants the opportunity to invest in over 2,600 mutual funds of their choice. A participant in the 401(k) Plan can change his or her election at any time (24 hours a day, seven days a week). A participant can also change how he or she wants his or her future contributions and earning on those contributions invested in multiples of 1%, and can transfer or reallocate current investments in multiples of 1% or in flat dollar amounts. Associate contributions and our matching contributions vest immediately.

WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan

Eligible executive participants begin participation in the WellPoint, Inc. Comprehensive Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) once the participant reaches the maximum contribution amount for the 401(k) Plan. An eligible executive participant may defer a percentage not to exceed 60% of his or her base salary and may defer a percentage of his or her award under the AIP, but only to the extent that his or her aggregate base salary and AIP award deferral does not exceed 80% of his or her compensation, into the Deferred Compensation Plan. Those contributions are matched by us at the same rate as they would have been in the 401(k) Plan. The annual incentive deferral option allows an additional deferral of amounts under the AIP and is matched at the same rate as the rate for the 401(k) Plan.

Non-executive eligibility for participation is determined annually by reviewing prior compensation. Eligible non-executive participants begin participation in the Deferred Compensation Plan once their compensation exceeded the limit established by Section 401(a)(17) of the Tax Code. An eligible non-executive participant can defer a percentage not to exceed 6% of such participant’s base salary to the Deferred Compensation Plan, and these contributions are matched at the same rate as they would have been in the 401(k) Plan.

Investment options for the Deferred Compensation Plan mirror those for the 401(k) Plan other than our common stock and the Vanguard Brokerage Option. The frequency and manner of changing investment options also mirrors the 401(k) Plan.

The Deferred Compensation Plan includes a supplemental pension benefit contribution program which in general credits eligible participants quarterly with a contribution equal to the difference between the amount which was actually credited to his or her account under the WellPoint Cash Balance Pension Plan (the “Pension Plan”) and the amount which would have been credited to his or her account had the amount not been limited as a result of Section 401(a)(17) or Section 415 of the Tax Code. None of the Named Executive Officers received contributions under either the Pension Plan or the supplemental pension provision of the Deferred Compensation Plan.

Account balances in the Deferred Compensation Plan are payable at the election of the participant in a single lump sum or installments.

WellPoint Cash Balance Pension Plan

We maintain the Pension Plan, which continues to be sponsored by ATH Holding Company, LLC. It is a non-contributory pension plan for certain associates that is qualified under Section 401(a) of the Tax Code and is subject to the Employee Retirement Income Security Act. On January 1, 1997, we converted the Pension Plan from a final average compensation pension plan into a cash balance pension plan. The Pension Plan covered substantially all full-time, part-time and temporary associates, including executive officers, and provides a set benefit at age 65, the normal retirement age under the Pension Plan. Effective January 1, 2006, the Pension Plan was a frozen pension plan that applies only to participants who were active as of that date. Upon the freeze of the Pension Plan, participants who were active Pension Plan participants and accruing a benefit under the Pension Plan formula, and the sum of whose age (in complete years) and years of service as defined by the Pension Plan (in complete years) equaled or exceeded 65 (“Rule of 65 Participants”), including executives, were eligible to continue to accrue benefits under the Pension Plan formula. None of the Named Executive Officers is a Rule of 65 Participant.

Under the Pension Plan, at the end of each calendar quarter, a bookkeeping account for each participant is credited with (1) an amount based on the participant’s compensation and years of service (the “Pay Credit”) and (2) interest based on the average of the monthly yields for 10-year U.S. Treasury Security Constant Maturities for the 12-month period ending on September 30 of the preceding plan year but not lower than 3.85%. The Pay Credit equals a percentage of the participant’s compensation for the plan year and is determined according to the following schedule:

Years of Service	Pay Credit
0–4	3%
5–9	4%
10–19	5%
20+	6%

The definition of compensation in the Pension Plan is the participant’s total earned income, including base salary, commissions, overtime pay, cash bonuses and payment of the accrued paid time off days at termination, before it is reduced by any before-tax contributions the participant makes to the 401(k) Plan, a non-qualified deferred compensation plan and flexible benefits plan. Compensation includes cash received back from our flexible benefits program. Compensation does not include imputed income, non-qualified deferred compensation that is paid, severance payments, payments under the DEC, or similar items.

Account balances are payable in a single lump sum or an actuarially equivalent annuity commencing on the first of any month following termination of employment.

RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan

Ms. Braly also has a supplemental pension plan benefit in the RightCHOICE Managed Care, Inc. Supplemental Executive Retirement Plan (“RightCHOICE Restorative Plan”) which we assumed when we acquired RightCHOICE Managed Care, Inc. The RightCHOICE Restorative Plan is not tax qualified. The purpose of this plan was to replace pension benefits which were lost through the non-contributory retirement program for certain employees of Blue Cross and Blue Shield of Missouri (the “BCBSMO Retirement Program”) because of the limitations on benefits and compensation for highly compensated employees by the Tax Code. The BCBSMO Retirement Program merged into the Pension Plan in April 2002. Ms. Braly’s RightCHOICE Restorative Plan benefit was calculated according to the provisions of the RightCHOICE Restorative Plan when it froze on April 30, 2002 and will be subject to the same actuarial reductions for early payout as the benefit Ms. Braly earned under the BCBSMO Retirement Program. Once eligible, Ms. Braly’s RightCHOICE Restorative Plan benefit will be paid in the form of a reduced joint and contingent benefit.

Employment Agreements

Angela F. Braly

In February 2007, we entered into an employment agreement with Ms. Braly in connection with her promotion to the positions of President and Chief Executive Officer, effective June 1, 2007. On March 1, 2010, she was appointed to the additional office of Chair of the Board. The agreement has an initial term of three years and will be extended thereafter until one year from notice of non-renewal by either party. On December 2, 2008, we entered into an amendment to the employment agreement with Ms. Braly in order for the employment agreement to be compliant with Section 409A of the Tax Code.

During the term of her employment agreement, Ms. Braly receives an annual base salary of $1,100,000 and an annual incentive bonus opportunity for each calendar year that ends during the term (with a minimum target bonus equal to 120% of her base salary) based upon the achievement of objective performance criteria, and on terms and conditions no less favorable than for other executives generally. Base salary is subject to review for increase (and decrease if we institute a salary reduction generally and ratably applicable to substantially all of our senior executives) by our Board or Compensation Committee. Target incentive bonus opportunity is subject to review for increase (but not decrease below 120%) by our Board or Compensation Committee. See “Compensation of Executive Officers—Compensation Discussion and Analysis.” She also receives an annual incentive equity grant commensurate with her position, performance and competitive practice, as determined by the Board or Compensation Committee. During the term of her employment agreement, Ms. Braly is also entitled to participate in the employee benefit plans provided to our other senior executives and to the use of fractional share aircraft in accordance with our policies.

Ms. Braly’s employment will terminate upon her death, disability (as defined in the employment agreement), termination by us with or without cause, or termination by her for “good reason” (as defined below). In the event of a termination of Ms. Braly’s employment by us, other than for cause, or by Ms. Braly for good reason, she will receive, subject to execution of a waiver and release of claims in favor of us, (1) a severance benefit in an amount equal to two times the sum of her annual base salary plus her target annual incentive, paid in periodic installments over two years except that if a “change in control” (as defined in the employment agreement) occurs within three years after or one year before such termination of employment, the severance benefit shall be in an amount equal to three times the sum of her annual base salary plus her target annual incentive, paid in periodic installments over three years; (2) continued coverage for Ms. Braly and her eligible dependents in all of our employee health, medical, hospital and life insurance plans, programs or arrangements for the period she is receiving a severance benefit; (3) the continuation of the DEC cash credits for the period she is receiving a severance benefit; (4) the continuation of financial planning services, if provided to other executives, for the period she is receiving a severance benefit, and (5) outplacement counseling for a period not to exceed six months following termination of employment.

Under the terms of the employment agreement, Ms. Braly could be terminated for “cause” for any act or failure to act on her part which constitutes (1) fraud, embezzlement, theft or dishonesty against us, (2) gross misconduct materially damaging or materially detrimental to us, (3) conviction of any felony, (4) any willful material breach of the agreement, (5) willful material breach of any written employment policy if grounds for immediate termination under the terms of such written employment policy, or (6) conduct which brings us into substantial public disgrace or disrepute done willfully by her. Ms. Braly could terminate her employment with us for “good reason” under the employment agreement if there occurs: (1) a reduction in her annual total cash compensation (including base salary and target annual incentive) of more than ten percent, unless such reduction is applied equally and proportionally to substantially all management employees, (2) a material adverse change without her prior consent in her position, duties, or responsibilities, (3) a change in her principal work location to a location more than fifty miles from her prior work location and more than fifty miles from her principal residence, (4) a requirement that she spend an average of two or more days per week at a work location other than her prior principal place of employment if the average ground commute to such new work location is longer than two hours, (5) the failure of any successor of ours to promptly assume and continue our obligations under the agreement, or (6) any other material breach of the agreement by us.

In addition, after a change in control, in the event that Ms. Braly’s employment is terminated by us other than for cause or by Ms. Braly for good reason, all outstanding stock options, stock appreciation rights, restricted stock and other equity awards that were granted to her at any time will be fully vested and non-forfeitable and the value of any performance-based shares for which the performance measures have not been determined will be paid to her in cash within thirty days following the termination of employment. Further, she would receive a pro-rata bonus for the year of termination and cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the severance period. The annual bonus of Ms. Braly for the year of a change in control is guaranteed to be the greater of her target bonus for that year or the amount earned under the bonus plan formula.

Ms. Braly will also be entitled to receive certain additional “gross up” payments to cover any excise tax imposed by Section 4999 of the Tax Code on any payment or benefit received or to be received by her.

Ms. Braly has agreed that during her employment and for 18 months following her termination of employment for any reason she will not (1) seek or obtain certain positions, or engage in certain activities, that are competitive with us; (2) solicit or hire, or attempt to solicit or hire, our employees or certain persons actively recruited by us; or (3) solicit business from certain of our clients or potential clients. She has also agreed that during her employment and indefinitely following her termination of employment for any reason, she will preserve our confidences, and not disparage us, and during her employment and for 18 months thereafter she will cooperate with us. In the event of a material and willful violation by Ms. Braly of such covenants, and in addition to equitable relief for us in such event, she will forfeit the severance benefit payable upon a termination of her employment by us without cause or by her for good reason, if applicable, and equity awards or certain gains from such awards granted after the effective date of the employment agreement. We may offset our obligations under the employment agreement by the actual damages from breach of such covenants or certain other claims against Ms. Braly.

Other Executive Severance Arrangements

WellPoint, Inc. Executive Agreement Plan

The WellPoint, Inc. Executive Agreement Plan (the “Executive Agreement Plan”) is intended to protect our key executive employees and key employees of our subsidiaries and affiliates against an involuntary loss of employment (without cause) so as to attract and retain such employees and to motivate them to enhance our value. The Executive Agreement Plan is administered by a committee appointed by our Chief Executive Officer.

Our key executive employees and key employees of our subsidiaries and affiliates, including each vice president, senior vice president, executive vice president and any other key executive selected by our Chief Executive Officer, are eligible to participate in the Executive Agreement Plan. An eligible executive will only become a participant in the Executive Agreement Plan upon his or her execution of an employment agreement with us. In general, the terms of the Executive Agreement Plan will replace a participant’s pre-existing agreements for employment, severance or change in control benefits, or restrictive covenants.

Severance pay and benefits are triggered under the Executive Agreement Plan upon a termination of a participant’s employment by us for any reason other than death, disability (each as defined in the Executive Agreement Plan), “cause” (as defined below) or a “transfer of business” (as defined below). Severance pay and benefits will also be provided under the Executive Agreement Plan (at enhanced levels for each participant who is a senior vice president or executive vice president) upon a termination of a participant’s employment (1) by us for any reason other than death, disability, cause, or a transfer of business, during certain periods prior to, or the 36-month period after, a “change in control” (as defined in the Executive Agreement Plan), or (2) by the participant for “good reason” (as defined below), during the 36-month period after a change in control.

Under the Executive Agreement Plan, “cause” means any act or failure to act which constitutes:

(1)	fraud, embezzlement, theft or dishonesty against us;

(2)	a material violation of law in connection with or in the course of the participant’s duties or employment;

(3)	commission of any felony or crime involving moral turpitude;

(4)	any violation of any of the restrictive covenants contained in the Executive Agreement Plan;

(5)	any other material breach of the related employment agreement;

(6)	a material breach of any of our written employment policies; or

(7)	conduct which tends to bring us into substantial public disgrace or disrepute;

except that with respect to a termination of employment during the period beginning on the date of the public announcement or the making of a proposal or offer which if consummated would be a change in control, or the approval by our Board or our shareholders of a transaction that upon closing would be a change in control, and ending on the earlier to occur of the termination, abandonment or occurrence of the change in control or the first anniversary of the beginning of the period (the “Change in Control Period”), or within the 36-month period after a change in control, clause (6) will apply only if such material breach is grounds for immediate termination under the terms of such written employment policy; and clauses (4), (5), (6), and (7) will apply only if such violation, breach or conduct is willful. In addition, “transfer of business” means a transfer of the participant’s position to another entity, as part of either (1) a transfer to such entity as a going concern of all or part of our business function(s) in which the participant was employed, or (2) an outsourcing to another entity of our business function(s) in which the participant was employed.

Any participant who is a vice president, senior vice president or executive vice president may terminate his or her employment for “good reason” under the Executive Agreement Plan upon (a) the occurrence of the events set forth in clauses (2) or (5) below within the 36-month period after a change in control, or (b) the occurrence of the events set forth in clauses (1), (3) or (4) below at any time before or after a change in control:

(1)	a material reduction during any 24 consecutive month period in the participant’s salary, or in the annual total cash compensation (including salary and target bonus), but excluding in either case any reduction both (A) applicable to management employees generally, and (B) not implemented during a Change in Control Period or within the 36-month period after a change in control;

(2)	a material adverse change without the participant’s prior consent in the participant’s position, duties, or responsibilities except in connection with a transfer of business if the position offered by the transferee is substantially comparable and is not in violation of the participant’s rights under the employment agreement;

(3)	a material breach of the employment agreement by us;

(4)	a change in the participant’s principal work location to a location more than 50 miles from the participant’s prior work location and from the participant’s principal residence; or

(5)	the failure of any successor of ours to assume our obligations under the Executive Agreement Plan (including any employment agreements).

If a vice president, senior vice president or executive vice president terminates his or her employment without “good reason,” he or she is not entitled to any severance benefits under the Executive Agreement Plan.

In the event that severance pay and benefits are triggered, an eligible vice president, senior vice president or executive vice president will be entitled to receive severance pay in an amount equal to the participant’s applicable severance multiplier times the sum of the participant’s annual salary and annual target bonus, payable in equal installments over the participant’s applicable severance period; continued participation in our health and life insurance benefit plans during the severance period; continuation of certain executive compensation perquisite payments and benefits during the severance period; continued financial planning services and outplacement services. For participants who are executive vice presidents, the applicable severance multiplier is two (increased to three when enhanced severance is paid in circumstances relating to a change in control, as described above) and the severance period is two years (increased to three years when such enhanced severance is paid).

Other severance benefits payable to vice presidents, senior vice presidents and executive vice presidents triggered by qualifying terminations of employment after a change in control include a pro-rata bonus for the year of termination; cash payments equivalent to our tax-qualified retirement and supplemental retirement plan contributions for the participant during the severance period; and accelerated vesting of equity grants which were outstanding on both the date of the change in control and the date of termination of employment. The annual bonus of each executive participant for the year of a change in control is guaranteed to be the greater of the participant’s target bonus for that year or the amount earned under the bonus plan formulas. The Executive Agreement Plan further provides that, in the event of certain corporate transactions, if an acquiring company does not assume our equity grants, the grants will vest and become payable upon the corporate transaction. Participants who are executive vice presidents or senior vice presidents may also, in certain circumstances, be entitled to full tax gross-ups for taxes on excess parachute payments. Effective April 1, 2009, the Executive Agreement Plan was amended to eliminate this gross-up benefit for participants who were not executive vice presidents or senior vice presidents as of that date.

The Executive Agreement Plan payments and benefits of each participant are conditioned upon the participant’s compliance with restrictive covenants and execution of a release of claims against us. The Executive Agreement Plan provides that if a participant breaches any restrictive covenant or fails to provide the required cooperation, (1) such participant shall repay to us any severance benefits previously received, as well as an amount equal to the fair market value of restricted stock vested and gain on stock options exercised within the 24-month period prior to such breach, (2) no further severance pay or benefits shall be provided to such participant, and (3) all outstanding unexercised stock options and unvested restricted stock shall be cancelled and forfeited.

Messrs. DeVeydt, Goulet and Sassi and Ms. Lewis participate in the Executive Agreement Plan.

Employment Agreement

As set forth above, for an executive officer to become eligible to participate in the Executive Agreement Plan, he or she must enter into an employment agreement with us (the “Plan Employment Agreement”). The Plan Employment Agreement has an initial term of one year, which term is automatically extended until one year after the date on which either we or the executive officer provides notice of non-renewal. The executive officer’s employment terminates upon the disability or death of the executive officer, or we may terminate the executive officer with or without Cause (as defined in the Executive Agreement Plan). Upon termination of employment, the executive officer may be entitled to the benefits set forth in the Executive Agreement Plan as set forth above. The Plan Employment Agreement also contains the restrictive covenants set forth in the Executive Agreement Plan.

Messrs. DeVeydt, Goulet and Sassi and Ms. Lewis are parties to the Plan Employment Agreement.

By Order of the Board of Directors

John Cannon

Secretary

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two electronic voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 17, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/wlp • Follow the steps outlined on the secured website.
Vote by telephone • Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply. • Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

To vote as the Board of Directors recommends on all items listed below, sign, date and return this proxy card.

A	Election of Directors — The Board of Directors recommends a vote FOR each of the nominees.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1a - Sheila P. Burke	☐	☐	☐	1b - George A. Schaefer, Jr.	☐	☐	☐	1c - Jackie M. Ward	☐	☐	☐

B	Proposal — The Board of Directors recommends a vote FOR Proposal 2.
	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2010.	☐	☐	☐
C	Proposals — The Board of Directors recommends a vote AGAINST Proposals 3, 4, 5 and 6.
	For	Against	Abstain		For	Against	Abstain
3. If properly presented at the meeting, to vote on a shareholder proposal concerning a feasibility study for converting to nonprofit status.	☐	☐	☐	5. If properly presented at the meeting, to vote on a shareholder proposal concerning an advisory resolution on compensation of named executive officers.	☐	☐	☐
4. If properly presented at the meeting, to vote on a shareholder proposal concerning disclosure of lobbying expenses.	☐	☐	☐	6. If properly presented at the meeting, to vote on a shareholder proposal to change our jurisdiction of incorporation from Indiana to Delaware.	☐	☐	☐
D	Non-Voting Item — Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.	☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Annual Meeting of Shareholders

Hilton Hotel, 120 West Market Street, Indianapolis, IN 46204

Tuesday, May 18, 2010

Registration and Seating Available at 7:30 a.m. Eastern Daylight Time

Meeting Begins at 8:00 a.m. Eastern Daylight Time

To attend the annual meeting, please present this admission ticket and photo identification at the registration desk upon arrival.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF SHAREHOLDERS	+

Tuesday, May 18, 2010

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 18, 2010. Your shares of stock will be voted as you specify. If you sign and date your proxy card, but do not provide instructions, your shares of stock will be voted FOR Proposals 1 and 2, AGAINST Proposals 3, 4, 5 and 6, and in the discretion of the proxy holder on any other matter which may properly come before the Annual Meeting of Shareholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint John Cannon and Wayne S. DeVeydt, or either of them, as proxies, with the power to appoint substitutes, to vote your shares of stock of WellPoint, Inc. that you would be entitled to cast if personally present at the Annual Meeting of Shareholders, and all adjournments or postponements of the meeting.

If you participate in the WellPoint 401(k) Retirement Savings Plan and you are invested in the Company Common Stock fund in your account, you may give voting instructions to Vanguard Fiduciary Trust Company, the plan Trustee, as to the number of shares of common stock equivalent to the interest in the Company Common Stock fund credited to your account as of the most recent evaluation date coincident with or preceding the record date. The Trustee will vote your shares in accordance with your instructions received by May 14, 2010 at 12:00 p.m. Eastern Daylight Time. You may also revoke previously given voting instructions by May 14, 2010 at 12:00 p.m. Eastern Daylight Time, by filing with the Trustee either written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the Trustee. If you do not send voting instructions, the Trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Your voice is important. You are strongly encouraged to vote your proxy through the Internet or by telephone in accordance with the instructions on the reverse side. However, if you wish to vote by mail, just complete, sign, and date the reverse side of this card and return in the enclosed envelope. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark the voting boxes, only return a signed card. If you do not sign and return a proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

Electronic distribution of proxy materials saves time, postage and printing costs, and is environmentally friendly. For electronic distribution of proxy materials in the future, log on to www.envisionreports.com/wlp.

Please mark, date and sign on the reverse side.

F	Non-Voting Item

Change of Address — Please print new address below.

■	+